Exhibit 10.25
PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED ("CONFIDENTIAL PORTIONS") PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER RULE 406 OF THE SECURITIES ACT OF 1933 AND THE FREEDOM OF INFORMATION ACT. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION AND ARE REPLACED IN THIS EXHIBIT WITH "####".

THE TOP OF EACH PAGE HAVING REDACTED CONFIDENTIAL PORTIONS HAVE BEEN MARKED "CONFIDENTIAL TREATMENT REQUESTED BY TW TELECOM". THE APPLICABLE SECTIONS OF THE TABLE OF CONTENTS BELOW THAT HAVE THE REDACTIONS ARE MARKED WITH "*".

LEASE AGREEMENT
between
DENVER UNITED LLC
(as Landlord)
and
tw telecom inc.
(as Tenant)

19506884v9

CONFIDENTIAL TREATMENT REQUESTED BY TW TELECOM

LEASE AGREEMENT
THIS LEASE AGREEMENT (“Lease”), dated as of [January 8], 2013 (this “Lease”), is by and between Denver United LLC, a Colorado limited liability company (“Landlord”), and tw telecom inc., a Delaware corporation (“Tenant”).
W I T N E S S E T H :
1.    PRINCIPAL TERMS. Capitalized terms, first appearing in quotations in this Section, elsewhere in this Lease or any Exhibits, are definitions of such terms as used in this Lease and Exhibits and shall have the defined meaning whenever used.

1.1	“BUILDING”: ParkRidge Six located at 10350 Park Meadows Drive, Lone Tree, Colorado, 80124.

1.2
“PREMISES”:    161,218 rentable square feet (constituting the entire rentable square feet of the Building) identified as: (a) 33,325 square feet comprising the entirety of the rentable square feet of the 5th Floor of the Building (the “Initial Premises”); and (b) the remaining 127,893 rentable square feet in the Building comprising the entirety of the rentable square feet of the 1st, 2nd, 3rd and 4th floors (the “Delayed Premises”). Until such time as the Delivery Date of the Delayed Premises occurs, the Initial Premises shall be deemed the “Premises”. At such time as of the Delivery Date for the Delayed Premises, the Delayed Premises and the Initial Premises shall constitute the “Premises” under this Lease with a total of 161,218 rentable square feet.

1.3	“INITIAL TERM”: Subject to adjustment as set forth in Sections 4.1 and 4.2, seventeen (17) years, Ten (10) months from the Initial Premises Lease Commencement Date (defined below in Section 4.2).

Subject to adjustment as set forth in Sections 4.1 and 4.2, the “Expiration Date” shall mean October 31, 2030.

1.4	“BASE RENT”:

Period	Gross Rent Annually Per RSF*	Gross Rent Monthly Payment*
Initial Premises Rent Commencement Date – March 31, 2014	$####*	$####*
April 1, 2014 – Delayed Premises Rent Commencement Date	$####*	$####*

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CONFIDENTIAL TREATMENT REQUESTED BY TW TELECOM

Period**	Net Rent Annually Per RSF***	Monthly Base Rent****
Delayed Premises Rent Commencement Date – Months 1-12	$####	$####
Months 13 – 24	$####	$####
Months 25-36	$####	$####
Months 37-48	$####	$####
Months 49-60	$####	$####
Months 61-72	$####	$####
Months 73-84	$####	$####
Months 85-96	$####	$####
Months 97-108	$####	$####
Months 109-120	$####	$####
Months 121-132	$####	$####
Months 133-144	$####	$####
Months 145-156	$####	$####
Months 157-168	$####	$####
Months 169-180	$####	$####
*The Base Rent for the Initial Premises set forth above for the period ending with the Delayed Premises Rent Commencement Date is the Gross Rent payable each month for the Initial Premises as set forth above, which is a full service rental cost structure which includes all Operating Expenses, utilities and Taxes during the period (exclusive of Excess Usage charges, if applicable) and no other forms of lease rate escalations or increases under this Lease for Operating Expenses, utilities, Taxes and/or other Rent will apply or be of any force and effect.

**The monthly periods referred to above are all measured from the Delayed Premises Rent Commencement Date, e.g. “Months 13-24” means the monthly periods beginning with the 13th month following the Delayed Premises Rent Commencement Date.

***The Base Rent for the entire Premises of 161,218 rentable square feet shall include the Net Rent set forth above plus additional Parking Facility Net Rent, if any, attributable to the Parking Facilities, which is subject to election and adjustment in accordance with the terms and conditions of Section 4 of the Addendum.

****If and to the extent Tenant elects the addition of the Parking Facility pursuant to and in accordance with Section 4 of the Addendum, then the Monthly Base Rent will be adjusted accordingly by the Monthly Parking Facility Net Rent (as defined below). Notwithstanding anything in this Lease to contrary, Base Rent for Month 1 following the Initial Premises Rent Commencement Date attributable to the Initial Premises (totaling $####) shall be paid within 30 days after the Initial Premises Lease Commencement Date and the Base Rent for Month 1 attributable to the Premises and estimated Operating Expenses (totaling $####) shall be paid not later than the Delayed Premises Lease Commencement Date. The foregoing payments of estimated Operating Expenses are subject to adjustment in accordance with Section 6.

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CONFIDENTIAL TREATMENT REQUESTED BY TW TELECOM

1.5	OPERATING EXPENSES: Commencing with the Delayed Premises Rent Commencement Date, Tenant shall pay Operating Expenses in accordance with Section 6 and Exhibit C.

1.6	“DEPOSIT”: $#### payable in accordance with Section 9.

1.7	“PERMITTED USE”: As defined in Section 10.

1.8	“GUARANTOR”: None.

1.9	PARKING: See Section 4 of the Addendum.

1.10	LANDLORD’S NOTICE ADDRESS: Denver United LLC
Attn: Robert Hess
830 Post Road East
Suite 105
Westport, CT 06880

With a copy to:    L&J Schmier Mgmt & Investment Co.
Attn: Jeffrey Schmier
6111 Broken Sound Parkway
Boca Raton, FL 33487

1.11	RENT PAYMENT ADDRESS: [EFT account to be designated by Landlord] –

1.12	LANDLORD’S TAX I.D.: 06-09-66816

1.13	TENANT’S NOTICE ADDRESS:

Precommencement Address:	tw telecom holdings inc.
10475 Park Meadows Drive
Lone Tree, Colorado 80124
Attn: Deputy General Counsel
Telephone: (303) 566-1279
Facsimile: (303) 566-1010

With a copy to:

tw telecom holdings inc.
4055 Valley View Lane, Suite 110
Dallas, Texas 75244
Attn: President, Real Estate
Telephone: (214) 451-6600
Facsimile: (214) 451-6601

Post Commencement Address:	tw telecom holdings inc.
10475 Park Meadows Drive
Lone Tree, Colorado 80124
Attn: Deputy General Counsel
Telephone: (303) 566-1279

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Facsimile: (303) 566-1010

With a copy to:

tw telecom holdings inc.
4055 Valley View Lane, Suite 110
Dallas, Texas 75244
Attn: President, Real Estate
Telephone: (214) 451-6600
Facsimile: (214) 451-6601

1.14	TENANT’S TAX I.D.: 84-1500624

1.15	LANDLORD’S BROKER: Inverness Properties LLC

1.16	COOPERATING BROKER: Jones Lang LaSalle Brokerage, Inc.

1.17	ATTACHMENTS: [check if applicable]
x     Addendum
x     Exhibit A-1 - The Premises
x     Exhibit A-2 - Site Plan of the Building Common Areas
x     Exhibit B - Real Property
x     Exhibit B-1 - Declarations
x     Exhibit C - Operating Expenses
x     Exhibit D-1 - Initial Premises Commencement Certificate
x     Exhibit D-2 - Delayed Premises Commencement Certificate
x     Exhibit E - Rules and Regulations
x     Exhibit F - Memorandum of Lease
x     Exhibit G - Janitorial Specifications
_     Exhibit H - [Reserved]
x     Exhibit I - Form of SNDA
x     Exhibit J - Approved Lending Institutions
x     Exhibit K - Form of Letter of Credit
x     Exhibit L - Tenant’s Monument Signage
x     Exhibit M - Building Signage
x     Exhibit N-1 - Nationstar FF&E
x     Exhibit N-2 - Landlord Equipment
x     Work Letter

2.    GENERAL COVENANTS. As of the Initial Premises Lease Commencement Date, Tenant covenants and agrees to perform the obligations hereafter set forth and, in consideration therefor, Landlord leases to Tenant the Initial Premises as depicted on the floor plates attached as Exhibit A-1, together with (a) a non-exclusive right, subject to the provisions hereof, to use all plazas, common areas, parking areas (in accordance with Section 4 of the Addendum), ingress, egress and other access to public streets and other areas depicted on the site plan attached as Exhibit A-2 (“Building Common Areas”); (b) a non-exclusive

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right, subject to the provisions hereof, to use the Business Park Common Areas (as defined below); and (c) all the other rights and benefits as are specifically set forth in this Lease. The Premises and the Building Common Areas are located on real property legally described on Exhibit B (the “Real Property”). As of the Delayed Premises Lease Commencement Date, Tenant covenants and agrees to perform the obligations hereafter set forth and, in consideration therefor, Landlord leases to Tenant the Premises (as of the Delayed Premises Lease Commencement Date) as depicted on the floor plates attached as Exhibit A-1, together with (a) an exclusive right, subject to the provisions hereof, to use all plazas, common areas, surface and structured parking areas (including the Existing Spaces and the Parking Facility, as defined in the Addendum, if and when applicable pursuant to Section 4 of the Addendum), ingress, egress and other access to public streets and other areas depicted on the site plan attached as Exhibit A-2; (b) a non-exclusive right, subject to the provisions hereof and Landlord’s rights hereunder, to use the Business Park Common Areas (as defined below); and (c) all the other rights and benefits as are specifically set forth in this Lease. The Premises and the Building Common Areas are located on Real Property legally described on Exhibit B. The Building, Real Property, Building Common Areas, Parking Facility (as applicable, pursuant to Section 4 of the Addendum), and appurtenances are hereinafter collectively sometimes called the “Building Complex.” The Building Complex is, as of the Effective Date (as defined below), part of a business park known as the ParkRidge Corporate Center (the “Business Park”). “Business Park Common Areas” means, collectively, all plazas, common areas, and other areas on the Business Park designated under the Declarations (as hereinafter defined) for the exclusive or non-exclusive use of the tenants of the Business Park. Business Common Areas shall include the following areas of the Building Complex and Real Property: the common entrances, lobbies, common restrooms on multi-tenant floors, elevators, stairways and accessways, if any, loading docks, ramps, drives and platforms and any passageways and serviceways thereto to the extent not exclusively serving another tenant or contained within another tenant’s premises, and the common pipes, conduits, wires and appurtenant equipment serving the Premises, as well as the Existing Spaces and Parking Facility. The square feet measurements of the Premises (including both the Initial Premises and the Delayed Premises) shall be deemed final measurements and shall not be subject to re-measurement for the Term by either Landlord or Tenant; if Tenant leases less than all of the Premises during any Option Term (to the extent permitted under Section 1 of the Addendum), the Premises then leased by Tenant shall be measured in accordance with The Standard for Measuring Floor Area of the Building Owners and Managers Association, ANSI/BOMA Z65.1-1996 with full-floor measurements consistent with the measurement of the Premises reflected in Section 1.2. Notwithstanding anything contained in this Lease to the contrary, Landlord hereby agrees that Landlord will not have any right to lease any of the Delayed Premises (or allow the use of the Conveyed FF&E) as the same becomes available prior to the Delayed Premises Commencement Date. In order to assist Tenant in its efforts with the City of Lone Tree (“City”), Landlord agrees that, concurrently with the execution and delivery of this Lease, Landlord will submit a letter to the City requesting that the Building and Real Property be annexed to the City. Thereafter, Landlord agrees to provide its reasonable cooperation in executing the documentation provided by the City to effectuate the annexation, provided that the City agrees that the 1.8% sales tax of the City will not apply to Nationstar and ABFSB (as those terms are defined below) with respect to any activity in the Delayed Premises, the terms and conditions of which will be further delineated and negotiated in the annexation agreement.
3.    TERM. Subject to the provisions of Section 5.1 below, the Initial Term of this Lease commences at 12:01 a.m. on the Initial Premises Lease Commencement Date and terminates at 12:00 midnight on the Expiration Date (the Initial Term together with any extensions thereof is herein referred to as the “Term”).
4.    RENT. Subject to the provisions below, commencing on the Initial Premises Rent Commencement Date and on the first day of each month thereafter until the Delayed Premises Rent Commencement Date, Tenant shall pay Base Rent consisting of Gross Rent on the Initial Premises only in the amount stated in Section 1.4, in advance without notice, except as specifically set forth herein. Commencing on the Delayed

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Premises Rent Commencement Date and continuing through the Expiration Date, Tenant shall pay Base Rent consisting of Net Rent, as adjusted by the Parking Facility Net Rent payable in accordance with Section 4 of the Addendum, and estimated Operating Expenses attributable to for the entirety of the Premises (including both the Initial Premises and the Delayed Premises) (all amounts, including Base Rent, to be paid by Tenant pursuant to this Lease as the context requires are sometimes referred to collectively as “Rent(s)”), with the estimated Operating Expenses payments subject to adjustment in accordance with Section 6 and Exhibit C. Rents shall be paid by wire transfer to the electronic funds transfer account designated by Landlord or such other account as is designated by Landlord by thirty (30) days’ advance written notice delivered per the terms of this Lease, without set off, abatement, or diminution, except for such occasions as provided in this Lease to the contrary, to the rent payment address set forth in this Lease, or at such other place as Landlord from time to time designates by thirty (30) days’ advance written notice delivered per the terms of this Lease. If the Initial Premises Rent Commencement Date or the Delayed Premises Rent Commencement Date occurs other than the first day of a calendar month, Tenant shall be obligated to pay Rent for such partial month beginning on the respective date prorated on a per diem basis based on the rates provided in Section 1.4.
4.1    “Effective Date” means the date that is the later of the date that (a) Landlord and Tenant have fully executed and Landlord has delivered this Lease to Tenant; and (b) Landlord, Tenant and Landlord’s Lender have executed and delivered the SNDA as required by Section 22 below.
4.2    “Initial Premises Lease Commencement Date” shall be the date that is the later to occur of (a) the Effective Date; (b) the date of Landlord’s delivery of the Initial Premises to Tenant as required by Section 5.2 below and as required by any other terms of this Lease and/or the Work Letter, including satisfaction of the applicable Delivery Date for the Initial Premises as well as the Construction-Ready Condition for the Initial Premises; and (c) January 1, 2013. Landlord and Tenant acknowledge and agree that as of the Initial Premises Lease Commencement Date, Tenant shall have all the rights of use and access to the Initial Premises including the right to use all or any portion for business purposes with no obligation to pay to Landlord any Rent until the occurrence of the Initial Premises Rent Commencement Date but subject to all other conditions of the Lease.
4.3    “Delayed Premises Lease Commencement Date” shall be the date that is the later to occur of (a) March 1, 2015; (b) the date established pursuant to Section 5.2(b)(i) below; and (c) the date of Landlord’s delivery of the Delayed Premises to Tenant as required by Section 5.2 below and as required by any other terms of this Lease and/or the Work Letter, including, without limitation, satisfaction of the applicable Delivery Date for the Delayed Premises as well as the Construction-Ready Condition for the Delayed Premises. Landlord and Tenant acknowledge and agree that as of the Delayed Premises Lease Commencement Date, Tenant shall have all the rights of use and access to the Premises including the right to use all or any portion for business purposes with no obligation to pay to Landlord any Net Rent or Parking Facility Net Rent for the Delayed Premises until the occurrence of the Delayed Premises Rent Commencement Date but subject to all other conditions of the Lease.
4.4    “Initial Premises Rent Commencement Date” shall be on the date that is ninety (90) days following Initial Premises Lease Commencement Date.
4.5    “Delayed Premises Rent Commencement Date” shall, subject to Section 5.2(b)(i) below, be on the date that is two hundred and forty (240) days following the Delayed Premises Lease Commencement Date, but not earlier than November 1, 2015.

19506884v9	7

5.    COMPLETION OR REMODELING OF THE PREMISES.
5.1    Provisions regarding the remodeling or construction of Tenant’s Work within the Premises are set forth in a work letter attached to this Lease (the “Work Letter”). Except as provided in the Work Letter or as otherwise set forth in this Lease, Landlord has no obligation for, but Landlord shall not delay or interfere with, the completion of Tenant’s Work or remodeling of the Premises. As soon as the Initial Premises Lease Commencement Date occurs, Landlord and Tenant agree to execute a commencement agreement in the form attached as Exhibit D-1, setting forth the exact Delivery Date for the Initial Premises, the Initial Premises Lease Commencement Date and Expiration Date, as well as actual calendar dates for the payment of Base Rent by Tenant. As soon as the Delayed Premises Lease Commencement Date occurs, Landlord and Tenant agree to execute a commencement agreement in the form attached as Exhibit D-2, setting forth the exact Delivery Date for the Delayed Premises, the Delayed Premises Lease Commencement Date and Expiration Date, as well as actual calendar dates for the payment of Base Rent by Tenant.
5.2    Landlord agrees to use its commercially reasonable efforts to deliver the Initial Premises in Construction-Ready Condition (as defined in the Work Letter) on Effective Date. Landlord agrees to use its commercially reasonable efforts to deliver the Delayed Premises in Construction-Ready Condition on March 1, 2015. Following the Delivery Date (as defined in the Work Letter) for the Initial Premises and Delayed Premises, as applicable, and during the applicable Build-out/Move-in Period (as defined in the Work Letter), Tenant is responsible for the completion of the Tenant’s Work (as defined in the Work Letter) in accordance with the terms and conditions of the Work Letter.
(a)    Notwithstanding anything to the contrary contained in this Lease or the Work Letter, if Landlord has not delivered the Initial Premises in Construction-Ready Condition on or before Effective Date (the “Initial Premises Delivery Deadline”), then the same shall constitute a Landlord Delay under the Work Letter but such failure shall not be deemed to be a default by Landlord or otherwise render Landlord liable for damages; provided, however, the commencement of Initial Premises Rent Commencement Date shall be delayed two (2) days for each one (1) day that Landlord fails to timely deliver the Initial Premises in Construction-Ready Condition and Tenant’s obligation to pay Base Rent and other Rent (excluding Excess Usage charges) for the Initial Premises following the expiration of the period between the Initial Premises Lease Commencement Date and the Initial Premises Rent Commencement Date shall likewise be delayed for such period of delay of the Initial Premises Delivery Deadline.
(b)    Notwithstanding anything to the contrary contained in this Lease or the Work Letter, if Landlord has not delivered the Delayed Premises in Construction-Ready Condition on or before March 1, 2015 (the “Delayed Premises Delivery Deadline”), then the same shall constitute a Landlord Delay under the Work Letter but such failure shall not be deemed to be a default by Landlord or otherwise render Landlord liable for damages; provided, however, the commencement of Delayed Premises Rent Commencement Date shall be delayed two (2) days for each one (1) day that Landlord fails to timely deliver the Delayed Premises in Construction-Ready Condition and Tenant’s obligation to pay Base Rent (including Parking Facility Net Rent), and Operating Expenses and other Rent (excluding Excess Usage charges) for the Delayed Premises following the expiration of the period between the Delayed Premises Lease Commencement Date and the Delayed Premises Rent Commencement Date shall likewise be delayed for such period of delay of the Delayed Premises Delivery Deadline.
(i)    Notwithstanding the foregoing provisions of Section 5.2(b) above, Landlord and Tenant agree and acknowledge that Nationstar (as defined in the Addendum to this Lease) currently occupies the Delayed Premises (except the ABFSB Sublease Premises, defined below) as of the date of this Lease. If and to the extent that Nationstar occupies the Delayed Premises beyond the Delayed

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Premises Delivery Deadline (lawfully or unlawfully), then (x) Landlord shall diligently, affirmatively and immediately pursue such remedies at law and equity, including pursuing injunctive relief and instituting an action under the Forceable Entry and Detainer Act, C.R.S.§13-40-104 and as Landlord otherwise deems necessary and appropriate against Nationstar in order to lawfully dispossess Nationstar and to recover any and all of Landlord’s damages from Nationstar and Landlord shall be entitled to offer and accept, in its commercially reasonable discretion, any settlement claims with Nationstar, and (y) Landlord shall be liable to Tenant for all Net Recovery Costs (as defined below), which amounts shall be added to and increase the Tenant Allowance or the Allocated Allowance Items (as defined in the Work Letter) without any requirement for any amendment to this Lease and which such amounts shall be evidenced by any court order and/or settlement agreement or similar document concerning the dispute, a complete, true and accurate and unredacted version of which shall be provided to Tenant and certified by Landlord. Landlord agrees to indemnify, defend, and hold Tenant (together with officers, directors, members, managers, partners, shareholders, affiliates, employees, agents and representatives, and each of their respective successors and assigns) harmless from all liability, costs, or expenses, including attorneys’ fees, on account of any claim by Nationstar. All damages that Landlord actually receives pursuant to such actions, less Landlord’s reasonable and actual attorneys’ fees incurred in connection with the prosecution of the same less the portion of the holdover rental equal to 100% the base rent and other rental required to be paid immediately prior to the expiration of the term of the Nationstar Lease are referred to herein, collectively, as “Net Recovery Costs” (e.g. of the 150% base rent payable by Nationstar as holdover penalty, the 50% base rent penalty portion, if recovered, shall be included in calculating Net Recovery Costs, less attorneys fees).
(ii)    Notwithstanding the foregoing provisions of Section 5.2(b) above, Landlord and Tenant agree and acknowledge that Nationstar subleases (the “ABFSB Sublease”) a portion of the Delayed Premises leased by Nationstar (the “ABFSB Sublease Premises”), as of the date of this Lease, to Aurora Bank FSB or its affiliate (“ABFSB”). The ABFSB Sublease Premises are located on a portion of the 2nd floor of the Building and the ABFSB Sublease has a sublease term that may expire as late as June 28, 2015. If and to the extent that ABFSB subleases and occupies the ABFSB Sublease Premises beyond the Delayed Premises Delivery Deadline until June 28, 2015, then Landlord shall deliver to Tenant the portion of the Delayed Premises constituting the ABFSB Sublease Premises (whether or not in Construction-Ready Condition) on July 1, 2015 and, notwithstanding anything to the contrary herein, including, without limitation, the terms of Section 4, the Delayed Premises Rent Commencement Date shall become for all purposes under this Lease November 1, 2015, it being the intent of Landlord and Tenant that the Tenant may occupy the Delayed Premises with the right to use all or any portion for business purposes with no obligation to pay Landlord any Rent and/or Parking Facility Net Rent until November 1, 2015. To the extent that Nationstar or ABFSB elects to holdover (lawfully or unlawfully) in the Delayed Premises beyond the Delayed Premises Delivery Deadline (each being referred to as a “Holdover Tenant”), then (x) Landlord shall diligently, affirmatively and immediately pursue such remedies at law and equity, including pursuing injunctive relief and instituting an action under the Forceable Entry and Detainer Act, C.R.S.§13-40-104 and as Landlord otherwise deems necessary and appropriate against a Holdover Tenant in order to lawfully dispossess a Holdover Tenant and to recover any and all of Landlord’s damages from a Holdover Tenant and Landlord shall be entitled to offer and accept, in its commercially reasonable discretion, any settlement claims with such Holdover Tenant, and (y) Landlord shall be liable to Tenant for all Net Recovery Costs, which amounts shall be added to and increase the Tenant Allowance or the Allocated Allowance Items (as defined in the Work Letter) without any requirement for any amendment to this Lease and which such amounts shall be evidenced by any court order and/or settlement agreement or similar document concerning the dispute, a complete, true and accurate and unredacted version of which shall be provided to Tenant and certified by Landlord. Landlord agrees to indemnify, defend, and hold Tenant (together with officers, directors, members, managers, partners, shareholders, affiliates, employees, agents and representatives, and each of their

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respective successors and assigns) harmless from all liability, costs, or expenses, including attorneys’ fees, on account of any claim by ABFSB and/or the Holdover Tenant.
6.    OPERATING EXPENSES. During the period from the Initial Premises Rent Commencement Date until the Delayed Premises Rent Commencement Date, this Lease and Rent hereunder shall be on a gross basis with no other form of Rent increase or passthrough of Operating Expenses or Taxes being applicable during such period. During such period, Landlord shall at all times deliver to Tenant the Services in accordance with Section 7.1 and Tenant shall only have to pay additional charges for Excess Usage and/or HVAC Excess Costs if applicable under Section 7 below. Tenant shall have no other obligation to pay additional Rent for Operating Expenses as otherwise provided in Exhibit C. Commencing with the Delayed Premises Rent Commencement Date, Tenant shall pay additional Rent for Operating Expenses in accordance with Exhibit C attached hereto.
7.    SERVICES.
7.1    Subject to the provisions below, Landlord agrees, in accordance with standards reasonably determined by Landlord from time to time for the Building, which such standards shall not be less than the equivalent standards and level of service, maintenance and repair being generally provided by first class office buildings of similar size and quality in the southeast suburban Denver metropolitan area (“Minimum Standard”): (a) to furnish, at all times, hot and cold running water in all restrooms and kitchen and/or food or drink service areas in the Building Complex and at points of supply for general use of Tenant for drinking fountains and other purposes (consistent with the initial Tenant’s Work); (b) to cause, at all times, electric current to be supplied to the Premises in accordance with the design capacity of the base Building Systems; (c) to furnish, during Ordinary Business Hours (as defined below), heated or cooled air to the Premises for standard office use in accordance with the design capacity of the existing systems; (d) to provide the general use of passenger elevators for ingress and egress to and from the Premises (at least two (2) such elevators shall be available outside of Ordinary Business Hours except in the case of Emergency, (as defined below)); (e) subject to the terms of Section 7.3, to provide, on or before each Business Day janitorial services for the Premises consistent with the provisions of Exhibit G; (f) to provide window washing of the outside of exterior windows not less than semi-annually; and (g) to furnish snow and ice removal services to the Building Complex such that accumulated ice and snow in excess of two inches (2”) shall be promptly removed (items (a) through (g) are collectively called “Services”). An access card security system currently exists at the Building which controls entry and access to the Building after 6:00 p.m. and before 7:00 a.m. Monday through Friday and all hours on weekends and Legal Holidays but in any event Tenant shall have access to the Premises, subject to the existing security system controls, on a twenty-four (24) hour per day, seven (7) days per week, fifty-two (52) weeks per year basis. The existing access card system (which is part of Landlord’s Equipment, as hereinafter defined) shall be programmed to meet Tenant’s specific requirements (provided that until the Initial Premises Rent Commencement Date such system may be controlled by Nationstar (directly or through ABFSB) who has agreed to cooperate with the Building Manager to provide access to and from the Building for Tenant, including the ability to utilize the existing card key system, without charge except for incidental costs associated with lost or damaged card keys). Following the Initial Premises Rent Commencement Date, Landlord shall control such system and Landlord shall reasonably cooperate with Tenant in Tenant’s reasonable requests for accommodations concerning such existing system and Landlord shall maintain such existing system to be operative at all times except as required for repair or maintenance to the main Building lobby and on such days and at such hours as Tenant may request by notice to Landlord, and subject to the terms otherwise set forth in this Lease, Tenant shall have the right to make decisions on persons given access cards, security cards or passes for the Premises and Tenant shall be responsible for the repair, maintenance and operation as part of Self-Managed Services (as defined below), if applicable. Tenant shall not do anything to circumvent or allow others to circumvent security. Although

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Landlord shall maintain such system, Landlord shall not be liable for any failure of any security to operate or for any breach or circumvention of the security by others, and Landlord makes no representations or warranties concerning the installation, performance and monitoring of the security or that it will detect or avert occurrences which any such security is intended or expected to detect or avert. Tenant shall have the continuing right to install its own supplemental security system (the “Tenant’s System”) in the Premises provided that such system is installed in such a manner as not to unreasonably interfere with the operation of Landlord’s security system or the Building fire and life safety systems. The employment of third party security services and personnel shall be determined from time to time in accordance with Section 7.4. Subject to Section 12.3 of this Lease, if Tenant elects to not remove Tenant’s System on or prior to the expiration or earlier termination of this Lease, Tenant shall, to the extent in Tenant’s possession or reasonable control, deliver to Landlord all manuals and other equipment required for operation of the Tenant’s System and leave in place all cabling and equipment related to Tenant’s System. Tenant shall pay all costs of installing, maintaining, operating and removing Tenant’s System and shall pay all additional costs incurred by Landlord in operating Landlord’s card key system, if additional costs should arise due to Tenant’s System. Tenant may request reimbursement of its costs to install Tenant’s System as an Allocated Allowance Item (as defined in the Work Letter). Landlord acknowledges and agrees that Tenant may provide its own security within the Premises consisting of a combination of on-site uniformed safety personnel, cameras, turnstiles, key-card access locks, and other similar systems as part of Tenant’s System, all at Tenant’s cost and expense. Landlord agrees that Tenant shall be entitled, but not obligated, to maintain the Tenant System throughout the Term of the Lease and any extensions thereof, regardless of the amount of rentable square feet leased by Tenant in the Building. Tenant shall also have the right to modify the Tenant’s System at any time, subject to Tenant’s compliance with any applicable terms and conditions of this Lease and Applicable Laws (such as obtaining Landlord’s approval if such modification would result in an Alteration that requires Landlord’s approval). So long as Tenant is the sole tenant of the Building, Tenant may also elect to provide the Tenant’s System to the entirety of the Real Property, including without limitation the exterior of the Building (including providing for key card access for Building entry, if desired by Tenant), the Building elevator lobby (including providing for a security desk or other controlled access check point in the lobby of the Building, the Building’s parking facilities, and any other areas of the Real Property. If at any time Tenant is not the sole tenant in the Building, Landlord and Tenant shall cooperate to ensure that the then- current Tenant’s Systems work in concert with any security or other life-safety services provided by Landlord and that the then-current Tenant’s Systems do not unreasonably impede access by other tenants of the Building to their premises.
7.2    Commencing with the Delayed Premises Rent Commencement Date, electricity for the Building Complex, including the entirety of the Premises, shall be metered and, so long as Tenant is leasing the entirety of the rentable square feet of the Building, Tenant shall contract directly for the provision of electricity in Tenant’s name with any legally permitted electric power provider in its sole and absolute discretion (including entering into applicable service agreements and providing necessary guaranties or deposits), in which event such metered electricity shall be excluded from Operating Expenses during the applicable period. In addition, from and after the Delayed Premises Rent Commencement Date, Tenant shall be responsible for and shall pay promptly, directly to the appropriate supplier, all charges for Telecommunications Services (as defined below), interior landscape maintenance, and other materials and services furnished directly to Tenant or the Premises, or used by Tenant in or about the Premises during the Term (other than those services Landlord is to supply in accordance with this Lease, including those Services described in Section 7.1), together with any taxes thereon, all of which shall thereafter be excluded from Services and Operating Expenses and Taxes. Prior to installation or use of Special Equipment (as defined below), Tenant shall notify Landlord of such intended installation or use; provided, however, that no such notice shall be required in connection with Special Equipment approved by Landlord in connection with the initial Tenant’s Work. Tenant shall reimburse Landlord for all actual costs, if any, incurred by Landlord as a result of Tenant’s installation or use of Special Equipment, as reasonably determined by Landlord’s and Tenant’s engineer, including all costs of supplementing the Building’s HVAC system and/or extending or

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supplementing any electrical service, as Landlord determines is necessary, as a result of such Special Equipment. “Special Equipment” means any equipment requiring modification or supplementation of the Building’s HVAC or electrical systems. Unless Tenant is managing the Building in accordance with Section 7.4, if Tenant desires use of heated or cooled air to the Premises after Ordinary Business Hours, Tenant shall give Building Manager such prior notice (each, a “HVAC Request”) as is reasonably required to arrange for such after-hours services, which Landlord and Tenant hereby agree may include telephonic notice and/or email sent prior to 10:00 a.m. for the applicable day of request. Prior to the Delayed Premises Lease Commencement Date, “Ordinary Business Hours” means 8:00 a.m. to 6:00 p.m. Monday through Friday and 9:00 a.m. to 1:00 p.m. on Saturdays, Legal Holidays excepted. Following the Delayed Premises Lease Commencement Date, “Ordinary Business Hours” shall no longer apply so long as Tenant is leasing the entire Building. Prior to the Delayed Premises Lease Commencement Date, “Legal Holidays” shall mean only New Years Day, Independence Day, Memorial Day, Labor Day, Thanksgiving Day and Christmas Day. Following the Delayed Premises Lease Commencement Date, “Legal Holidays” shall no longer apply as Tenant will occupy the entire Building. Tenant shall have the obligation to pay HVAC Excess Costs, as hereinafter defined, only to the extent that Tenant uses the base building HVAC system (i.e. specifically excluding any specialty or supplemental HVAC installed by or operated by Tenant) in excess of three thousand eight hundred (3,800) hours in any calendar year; in which event Tenant shall pay for HVAC Excess Costs calculated on an hourly basis thereafter, upon billing by Landlord. Commencing with the Delayed Premises Rent Commencement Date, “HVAC Excess Costs” means all of Landlord’s excess depreciation costs of providing HVAC services (calculated on the basis of determining the useful life and replacement cost of the HVAC system, assuming three thousand eight hundred (3,800) operating hours per year and determining the estimated reduction in useful life arising from such Excess Usage).
7.3    Service Prior to Delayed Premises Rent Commencement Date. Notwithstanding that Tenant has no obligation to pay for Operating Expenses in accordance with Exhibit C for the Initial Premises prior to the Delayed Premises Rent Commencement Date, the following provisions shall be applicable to the Initial Premises during the period from the earlier of (a) the date that Tenant takes occupancy of the Initial Premises for ordinary business operations; or (b) the Initial Premises Lease Commencement Date, and until the Delayed Premises Rent Commencement Date after which all the provisions of this Section 7.3 shall not be applicable except that such provisions shall also be applicable if Tenant is no longer leasing the entire rentable square feet of the Building (for example, during an Option Term if Tenant exercises an Option for less than all of the Premises):
(a)    If Tenant desires Excess Usage as it relates to HVAC Excess Costs only, Landlord will have an affirmative obligation to supply the same. If required by Tenant’s Special Equipment, Tenant shall also reimburse Landlord for all costs of supplementing the Building HVAC System and/or extending or supplementing any electrical service, as Landlord reasonably determines is necessary, as a result of Tenant’s Excess Usage. Not less than eight (8) hours’ prior notice shall be given Building Manager by telephone notice and/or email of Tenant’s request for such services. Excess Usage for use of HVAC services outside Ordinary Business Hours shall be calculated on the basis of $45.00 per hour for use on all or any portion of the Initial Premises prior to the Delayed Premises Lease Commencement Date. Tenant shall also pay the cost of replacing light bulbs and/or tubes and ballast used in all lighting in the Premises other than that provided by Landlord to all tenants of the Building.
(b)    “Tenant’s Standard Electrical Usage” means electricity for normal office purposes including fluorescent and incandescent lighting (including task and task ambient lighting systems) and for normal office equipment, including duplicating (reproduction) machines and personal computers (provided they do not require any additional voltage, special electrical or HVAC requirements beyond the systems existing in the Premises), and internal communications systems. “Excess Usage” means any usage of electricity (1) during times other than Ordinary Business Hours; (2) in an amount in excess of Tenant’s Standard Electrical Usage; or (3) for Special Equipment or for standard HVAC Services during other than

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Ordinary Business Hours. “Special Equipment” means (i) any equipment consuming more than one half (0.5) kilowatts at rated capacity, (ii) any equipment requiring a voltage other than one hundred twenty (120) volts, single phase, or (iii) equipment that requires the use of self-contained HVAC units. Notwithstanding the foregoing, as of the Delayed Premises Lease Commencement Date, all the provisions of this Section 7.3(b) shall not be applicable (it being the intent that, specifically, without limitation, no Excess Usage or Special Equipment will apply) except that such provisions shall also be applicable if Tenant is no longer leasing the entire rentable square feet of the Building (for example, during an Option Term if Tenant exercises an Option for less than all of the Premises).
7.4    Management of Services.
(a)    Landlord’s Management. Except as otherwise set forth in Section 7.4(b) below, Landlord shall have the right to itself directly provide property management services (including supervising the provision of the Services referred to in Section 7.1 above) and janitorial services or to separately contract for such property management and/or janitorial services. Landlord shall designate a person to act as building manager (“Building Manager” subject to the provisions of Section 7.4(b)). For periods following the Delayed Premises Lease Commencement Date and so long as Tenant is leasing the entirety of the rentable square feet of the Building and to the extent that Tenant has not elected to provide Self-Managed Services or Tenant has relinquished such decision making and/or responsibility to the Landlord, Tenant shall have the right to participate in and provide input to, all property management aspects of the Building in connection with the maintenance, repair, replacement, and operations of all critical infrastructure and critical systems. It is understood that, at Tenant’s request when Tenant is leasing the entirety of the rentable square feet of the Building, Landlord shall make Tenant’s requested changes in the Services, including any janitorial services, provided under this Section, however the standard of services shall never be less than the Minimum Standard. Additionally, Tenant shall have the right to participate in and provide input to, the selection of all contractors, determination of related work scopes, the bidding processes utilized, and the terms and conditions for all contracts related thereto. Landlord shall give reasonable consideration to all such Tenant input and preferences in connection therewith at all times in accordance with ensuring best practices in asset and property management. The cost of all such services and contactors shall be competitively bid on an annual basis unless Tenant agrees to an alternate process and Tenant shall be entitled to review in advance all copies of all bids, proposals, and contracts concurrent with their delivery to Landlord. With respect to replacement of the Replacement Units as referred to in Section 6.1 of Exhibit C, when such replacement is required as determined by Landlord and Tenant, Landlord and Tenant will jointly collaborate to determine the specifications and specific replacement equipment to be used, taking into account the $200,000 cost limit provided in Section 6.1.
(b)    Tenant’s Self-Management. Notwithstanding anything in this Lease to the contrary, Tenant shall have the right, upon not less than sixty (60) days’ prior notice to Landlord (including sixty (60) days prior to the Delayed Premises Lease Commencement Date if intended to be applicable commencing on the Delayed Premises Lease Commencement Date), to self perform or contract directly for Self-Managed Services (as defined below), in which event (i) Operating Expenses paid by Tenant in accordance with Exhibit C shall be limited to Taxes and insurance costs and the costs of all other Operating Expenses shall be contracted for and paid directly by Tenant (any estimated payments under Exhibit C for Operating Expenses for periods of Tenant’s Self-Management shall be limited to estimated payments for Taxes and insurance), (ii) Landlord shall not provide any Self-Managed Services nor charge any fees, Rent or other charges in connection therewith, and (iii) Operating Expenses shall not include costs or expenses of managing or supervising the provision of Self-Managed Services. All Self-Managed Services shall be performed in accordance with the Minimum Standard. As used herein, “Self-Managed Services” means, collectively, all Services referred to in Sections 7.1 and 7.2, maintenance and repairs otherwise required to be provided by Landlord, including those under Section 11.1 (excluding only maintenance, repairs and replacements that are of a capital nature, the costs of which are excluded from Operating Expenses as expressly set forth in

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Exhibit C), and excluding capital repairs or replacements of load bearing components of the Building, including capital repairs or replacements of the foundations, exterior walls, columns, entryway (excluding plate glass) if and to the extent it is structural in nature, floor structure, roof and structure and all members supporting floors or members supporting roof, all of which Landlord shall continue to maintain without reimbursement from Tenant. Landlord shall remain responsible for maintaining insurance required to be maintained by Landlord and for paying Taxes (subject to Tenant’s obligation to pay such amounts as Operating Expenses). Self-Managed Services includes critical and noncritical systems of the Building and Tenant’s System, as well as non-capital exterior walls, repairs or replacement of glass and interior and/or exterior landscaping services and grounds care, trash removal, snow and ice removal, janitorial services, maintaining, cleaning and striping of the Parking Facilities, interior and/or exterior window washing, metal maintenance. Any vendor contracted by Tenant for Self-Managed Services which affect Building Systems (as defined below) (as opposed to other Services) shall be subject to Landlord’s prior approval, which approval shall not be unreasonably conditioned, delayed or withheld. During any period of Self-Managed Services, Tenant shall designate a person to act as “Building Manager.” For purposes of this Lease, neither Tenant’s Building Manager nor Tenant or its agents or employees shall be considered Landlord’s agents, contractors or employees under this Lease. Tenant shall provide Landlord with periodic maintenance reports at least once annually (or, upon the written request of Landlord, one additional time each year within thirty (30) days after Landlord’s written request), which shall provide reasonable evidence of Tenant’s scheduling and completion of the regular and professional repair and maintenance of all Building related operating systems for which Tenant is providing Self-Managed Services, as well as a record of Services failures. If Tenant elects Self-Managed Services, Tenant may thereafter, on not less than one hundred twenty (120) days’ prior notice, elect to terminate Self-Managed Services, in which event Tenant shall cooperate with Landlord and Building Manager to coordinate turnover of the maintenance and service and Tenant shall terminate any contracts entered into by Tenant for Self-Managed Services and pay all costs arising under such contracts.
7.5    Landlord may temporarily discontinue, reduce, or curtail Services only in the event of an Emergency where such temporary, good faith and commercially reasonable discontinuance is warranted or as required by law and under no other circumstances. Landlord shall promptly notify Tenant of such circumstances and shall then use its best, good faith efforts to promptly restore such Services as soon as possible. Notwithstanding the foregoing, as of the Delayed Premises Lease Commencement Date all the provisions of this Section 7.5 shall not be applicable (as Tenant shall be responsible for the provision and control of Services) except that such provisions shall also be applicable if Tenant is no longer leasing the entire rentable square feet of the Building (for example, during an Option Term if Tenant exercises an Option for less than all of the Premises).
7.6    Notwithstanding the foregoing provisions of Section 7.5, during the period that Landlord is responsible for property management and Services under this Section 7, Landlord agrees that if there is an interruption within Landlord’s reasonable control (including Landlord’s reasonable control of its agents, contractors, employees and Building Managers, but excluding an interruption resulting from Force Majeure (as defined below) or a fire or other casualty subject to the provisions of Section 18) of all or any of the Services which Landlord is obligated to provide that renders all or any portion of the Premises unusable for Tenant’s normal operations and continues for a period of (a) one calendar day or more after notice from Tenant (which notice may be by telephone or e-mail to Landlord’s Building Manager) if and to the extent the unusable portion(s) of the Premises prevent Tenant from operating as a network operations center and customer care and call center; or (b) three (3) or more consecutive calendar days for any other interruption after notice from Tenant (which notice may be by telephone or e-mail to Landlord’s Building Manager) (each, an “Unauthorized Interruption”), Tenant’s Rent will abate in proportion to the unusable portion of the Premises from the date of Tenant’s notice of the occurrence of such Unauthorized Interruption and abatement shall continue until such Services have been restored to permit Tenant’s normal operations. If such interruption continues beyond such one calendar day and/or three (3) calendar day period, as applicable, and

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Landlord is not proceeding with all commercially reasonable due diligence to restore Services, Tenant may (but shall not be obligated to) make such repairs as are reasonable and necessary, provide Services or pay such bills as are reasonably required to restore such Services and/or access, and Landlord shall reimburse Tenant within thirty (30) days of receipt of Tenant’s invoice the full amount of such reasonable out-of-pocket cost and expense incurred by Tenant; provided, however, that if Landlord disputes that such failure of services for which Landlord is responsible existed or disputes the reasonableness of the amount to be paid, by notice to Tenant prior to the expiration of the thirty (30) day period, then Landlord shall have no obligation to pay the disputed amount (but not the undisputed amount) until such dispute is resolved by arbitration in accordance with Section 35 below or agreement of the parties. If Landlord fails to pay Tenant as provided in the preceding sentence within said thirty (30)-day period, Tenant may upon ten (10) days’ prior notice to Landlord, offset the amount of such costs from the succeeding monthly payments of Rent otherwise payable hereunder at the rate of not more than the equivalent of 50% of one month’s payment of Rent, and if such initial 50% monthly offset does not cover the amount then due and outstanding to Tenant for such repairs, the remaining balance thereof may be carried forward against future monthly installments of Rent at the rate of not more than the equivalent of 10% of one month’s payment of Rent until paid in full (and if such offset occurs and Tenant has not fully offset the total amount then due and outstanding to Tenant for such repairs prior to the expiration or earlier termination of this Lease, Tenant shall have all rights and remedies set forth in Section 21 of this Lease to recover such unpaid amount). If any such repairs will materially affect the Building Systems (as hereinafter defined), the structural integrity of the Building, or the exterior appearance of the Building, Tenant shall use only those qualified contractors which normally and regularly perform similar work on buildings of substantially the same quality as the Building (a “Comparable Building”). To the extent any sum thus reimbursed to Tenant by Landlord represents an amount that would have been included in the Operating Expenses of the Building if paid by Landlord to perform the obligation in question, Landlord shall be entitled to include in Operating Expenses the applicable portion of such sum reimbursed to Tenant to perform similar work on a Comparable Building. “Emergency” means an imminent threat to human life or safety or an imminent threat of substantial property damage to personal property located within the Building.
7.7    Tenant shall promptly use reasonable efforts to notify Landlord of any accidents or defects in the Building Complex of which Tenant becomes aware, including defects in pipes, electric wiring, and HVAC equipment, and of any condition which may cause injury or damage to the Building Complex or any person or property therein; provided, however, Tenant’s failure to so notify Landlord shall not constitute any default or breach hereunder nor subject Tenant to any liability hereunder, unless such default and/or liability would otherwise arise due to Tenant’s failure to comply with the covenants, terms and provisions of this Lease. Landlord shall promptly use reasonable efforts to notify Tenant of any accidents or defects in the Building Complex of which Landlord becomes aware which may cause injury or damage to any person or Tenant’s property therein; provided, however, Landlord’s failure to so notify Tenant shall not constitute a default hereunder nor subject Landlord to any liability hereunder, unless such default and/or liability would otherwise arise due to Landlord’s failure to comply with the covenants, terms and provisions of this Lease. During any period of Self-Managed Services, Tenant shall also give notice to Landlord if Tenant believes that there is a condition that requires maintenance, repairs and replacements that are Landlord’s responsibility under Section 7.4(b) above.
8.    QUIET ENJOYMENT. Landlord covenants that, so long as an Event of Default is not continuing, Tenant shall have the quiet enjoyment and peaceful possession of the Premises and the use of the Building Common Areas and Building Complex, subject to the provisions of this Lease. Landlord shall under no circumstances be held responsible for restriction or disruption of access to the Building from public streets caused by construction work or other actions taken by or on behalf of governmental authorities, or other persons not within Landlord’s reasonable control or any other cause not within Landlord’s reasonable control, and such circumstances shall not constitute a constructive eviction of Tenant nor give rise to any right or remedy of Tenant against Landlord.

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CONFIDENTIAL TREATMENT REQUESTED BY TW TELECOM

9.    DEPOSIT. Subject to the provisions of Section 3 of the Addendum, Tenant shall deposit with Landlord the total Deposit of $#### in two (2) installments: the first installment in the amount of $#### shall be deposited not later than thirty (30) days following the Effective Date; the second installment in the amount of $#### shall be deposited not later than the Delayed Premises Lease Commencement Date. Subject to the provisions of Section 3 of the Addendum, Tenant will keep on deposit at all times during the Term with Landlord the Deposit as security for the payment and performance of Tenant’s obligations under this Lease. If, at any time, Tenant is in default beyond any and all applicable notice and cure periods, Landlord has the right to use the Deposit, or so much thereof as necessary, in payment of Rent, in reimbursement of any expense incurred by Landlord, and in payment of any damages incurred by Landlord by reason of such default beyond any and all applicable notice and cure periods. In such event, Tenant shall on demand of Landlord forthwith remit to Landlord a sufficient amount in cash to restore the Deposit to the original amount. If the entire Deposit has not been utilized, the remaining amount will be refunded to Tenant or to whoever is then the holder of Tenant’s interest in this Lease, without interest, within sixty (60) days after full performance of this Lease by Tenant. Landlord may commingle the Deposit with other funds of Landlord. Landlord shall deliver the Deposit to any purchaser of Landlord’s interest in the Premises and Landlord shall be discharged from further liability therefor, provided Landlord has delivered the Deposit to such Purchaser. Notwithstanding anything contained herein to the contrary, provided that (a) Tenant is not in default beyond any applicable notice and cure period, and (b) Tenant is operating in the Premises for the Permitted Use in accordance with the Lease, the Deposit shall be reduced as follows: (i) by $#### on the first day of the 13th calendar month following the Delayed Premises Lease Commencement Date; (ii) by $#### on the first day of the 25th calendar month following the Delayed Premises Lease Commencement Date; (iii) by $#### on the first day of the 37th calendar month following the Delayed Premises Lease Commencement Date; and (iv) by $#### on the first day of the 49th calendar month following the Delayed Premises Lease Commencement Date, to $0.00 (each, a “Reduction”). In the event that Tenant is in default beyond any applicable notice and cure period or is not operating the Premises for the Permitted Use in accordance with the Lease at the time of any Reduction, or at any time prior to the applicable Reduction, Tenant will not be entitled to such Reduction. In addition and notwithstanding anything contained herein to the contrary, in the event that Tenant is in monetary default beyond any applicable notice and cure period on two (2) or more occasions in any twelve (12) consecutive calendar month period following any Reduction hereunder, then Tenant shall, with ten (10) Business Days after demand by Landlord, reinstate the full amount of the Security Deposit to the amount existing prior to any Reductions(s).
10.    CHARACTER OF OCCUPANCY. Tenant shall occupy the Premises for the Permitted Use and for no other purpose, and, subject to the terms and conditions of this Lease, Tenant’s agents or employees, or any other person entering upon the Premises under express or implied invitation of Tenant (collectively, “Tenant’s Agents”) shall use the Premises for only the “Permitted Use”. The term “Permitted Use” shall be for general office and administrative purposes and any other lawful purpose which is suitable to office buildings in Denver, Colorado and its outlying suburban areas including (a) operations comprising and incidental to data center, network operations center, co-location data center, and electronics lab, (b) professional training, (c) conferencing, (d) commercial cooking and food service, (e) light assembly and systems integration and software services, (f) call center, (g) SCIF installation and use, and (h) health club and fitness operations; provided, however, the Permitted Use shall at all times be subject to Applicable Laws and any Declarations (as defined below). Tenant, at Tenant’s expense, shall comply with all applicable federal, state, city, quasi-governmental and utility provider laws, codes, rules, and regulations now or hereafter in effect (“Applicable Laws”) and any insurance policy covering the Building Complex which impose any duty upon Tenant with respect to the occupation or alteration of the Premises; provided, however, that Tenant shall not be required to make any changes to the Premises or changes in the Building Systems unless arising from Tenant’s specific use of the Premises (as distinguished from office use generally) or from Tenant’s Alterations (as defined below) or in connection with making reasonable accommodation for a specific

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employee or employees of Tenant or Tenant’s Agents. Tenant covenants and agrees that nothing shall be done or kept on the Premises in violation of any Applicable Laws and that the Premises shall be used, kept and maintained in compliance with any Applicable Laws, any Declarations and with the certificate of occupancy issued for the Building and the Premises. Tenant shall not commit or permit waste or any nuisance on or in the Premises. Tenant agrees not to store, keep, use, sell, dispose of or offer for sale in, upon or from the Premises any article or substance prohibited by any insurance policy covering the Building Complex if and to the extent such policy has been delivered to Tenant, does not contain any obligations in excess of what is required by Applicable Laws or is consistent with the requirements customary in the commercial office building insurance industry. To the extent Tenant keeps, stores, produces or disposes of on, in or from the Premises or the Building Complex any Hazardous Material or substance which may be deemed an infectious waste under any Applicable Laws, Section 27.24.1 shall govern the same. For purposes of this Lease, “Declarations” means and refers to the easements and declarations listed on the attached Exhibit B-1, as they be amended in accordance with their terms. Notwithstanding anything contained in this Lease to the contrary, Landlord hereby agrees that Tenant may store, install and use on the Real Property, without violating the terms and provisions of this Lease, battery back-up systems and any oil, fuel or similar materials used in connection with any Generator or other Special Equipment, or any other materials that may be reasonably necessary for Tenant’s operation at the Building for the Permitted Use, all of which shall be stored and used in compliance with all Applicable Laws and any insurance policies applicable to the Building Complex if and to the extent such policy has been delivered to Tenant, does not contain any obligations in excess of what is required by Applicable Laws or is consistent with the requirements customary in the commercial office building insurance industry. Notwithstanding anything contained herein to the contrary, Landlord hereby represents and warrants that, to the best of Landlord’s knowledge, that the Permitted Use will not violate the terms of this Section; provided, however, this representation and warranty will not apply to Tenant’s electronics laboratory which is a Permitted Use herein but which Landlord does not specifically represent and warrant.
11.    MAINTENANCE, ALTERATIONS AND REENTRY BY LANDLORD.
11.1    Landlord shall, at all times during the Term, repair, replace and maintain in a good order, condition and repair the entire Building Complex (except for those portions to be maintained by Tenant pursuant to this Lease), including, without limitation: (a) making repairs and replacements to elevators, base Building HVAC, mechanical, life safety and electrical systems serving the Building (exclusive of extensions of the systems within the occupied tenant office spaces on a floor except for the portions of the systems also serving other portions of the Building) (the “Building Systems”); and (b) provide upkeep, maintenance, and repairs to all Building Common Areas, including the parking facilities, driveways, sidewalks and all structural elements of the Building, including without limitation the roof, exterior walls (including windows and glass), interior bearing walls, foundations, footings, and all exterior surfaces of the Building. Landlord shall perform its obligations under this Section 11.1 in accordance with Applicable Laws, the Declarations and in a manner consistent with the Minimum Standard. All work performed by Landlord pursuant to this Section 11.1 shall be performed in a good and workmanlike manner, using new or like-new materials and equipment at least equal in quality to those existing at the Building Complex as of the Effective Date. All work and repairs to be performed by Landlord shall be done promptly, in a good and workmanlike fashion, and without diminishing the original quality of the Building Complex. The costs of such repair, replacement and maintenance shall be included in Operating Expenses in accordance with Section 6 and Exhibit C, subject to the limitations and exceptions set forth therein. Except as provided in this Section or otherwise expressly required in this Lease, Landlord is not required to make improvements to the Premises during the Term.
11.2    Except for any critical areas of the Premises designated by Tenant which are not subject to entry by Landlord and/or anyone acting by, through or under Landlord (the “Critical Areas”) except as

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expressly provided below, subject to the terms and conditions of this Lease, Landlord’s agents may at any time after twenty-four (24) hours’ advance notice (except in an Emergency, in which case only reasonable notice under the circumstances shall be required, or in connection with providing regularly scheduled janitorial services or required repairs) enter the Premises (except for the Critical Areas, for which no janitorial activity shall occur) for examination and inspection, or to perform, if Landlord elects, any obligations of Tenant which Tenant fails to perform (following notice and Tenant’s failure to cure) or such cleaning, maintenance, janitorial services, repairs, replacements, additions, or alterations as Landlord is permitted to make pursuant to this Lease or as required by Applicable Laws. Landlord’s approved agents may also show the Premises (except for the Critical Areas, unless previously scheduled in writing by Landlord and Tenant to show the Critical Areas to a prospective purchaser and/or Mortgagee, in which event Tenant will provide access to the Critical Areas provided that such entry shall be subject to Tenant’s reasonable rules and Tenant’s personnel shall accompany such entry at all times), at any time upon forty-eight (48) hours’ advance notice to Tenant, to prospective purchasers and Mortgagees (as defined below) and within the last fifteen (15) months of the remaining Term to prospective tenants. Landlord shall use reasonable efforts to minimize any interference with Tenant’s operations during such re-entry, however, any such reentry does not constitute an eviction or entitle Tenant to abatement of Rent. Subject to the terms of this Lease, Landlord may use the Building Common Areas and one or more street entrances to the Building Complex as may be necessary in Landlord’s commercially reasonable, good faith judgment to complete its repairs, but Landlord shall use reasonable efforts to minimize disruption with use of the Building Common Areas and access. Notwithstanding anything contained herein to the contrary, Landlord shall not exercise any of the foregoing rights in a manner that will (i) materially and adversely affect Tenant’s use of the Premises for the Permitted Use hereunder; (ii) materially and adversely increase Tenant’s obligations hereunder; (iii) materially and adversely decrease Tenant’s rights hereunder; and/or (iv) materially and adversely impair access to the Premises. Notwithstanding anything contained herein to the contrary, if Landlord’s entry into the Premises under this Section 11.2 (as opposed to entry by any fire, police or other governmental emergency personnel) causes all or any portion of the Premises to become unusable and remain unusable for a period of (a) one calendar day or more after notice from Tenant (which notice may be by telephone or e-mail to Landlord’s Building Manager) if and to the extent the unusable portion(s) of the Premises prevent Tenant from operating as a network operations center and customer care and call center; or (b) three (3) or more consecutive calendar days for any other interference after notice from Tenant (which notice may be by telephone or e-mail to Landlord’s Building Manager) (each, an “Unauthorized Entry”), Tenant’s Rent will abate in proportion to the unusable portion of the Premises from the date of Tenant’s notice of the occurrence of such Unauthorized Entry and abatement shall continue until such entry ceases and permits Tenant’s normal operations. If such entry continues beyond such one calendar day and/or three (3) calendar day period, as applicable, and Landlord is not proceeding with all commercially reasonable due diligence to cease such entry, Tenant may (but shall not be obligated to) take such actions as are reasonable and necessary and Landlord shall reimburse Tenant within thirty (30) days of receipt of Tenant’s invoice the full amount of such reasonable out-of-pocket cost and expense incurred by Tenant; provided, however, that if Landlord disputes that such entry in violation of the foregoing provisions existed or disputes the reasonableness of the amount to be paid, by notice to Tenant prior to the expiration of the thirty (30) day period, then Landlord shall have no obligation to pay the disputed amount (but not the undisputed amount) until such dispute is resolved by arbitration in accordance with Section 35 below or agreement of the parties. If Landlord fails to pay Tenant as provided in the preceding sentence within said thirty (30)-day period, Tenant may upon ten (10) days’ prior notice to Landlord, offset the amount of such costs from the succeeding monthly payments of Rent otherwise payable hereunder at the rate of not more than the equivalent of 50% of one month’s payment of Rent, and if such initial 50% monthly offset does not cover the amount then due and outstanding to Tenant for such repairs, the remaining balance thereof may be carried forward against future monthly installments of Rent at the rate of not more than the equivalent of 10% of one month’s payment of Rent until paid in full (and if such offset occurs and Tenant has not fully offset the total amount then due and outstanding to Tenant for such repairs prior to the

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expiration or earlier termination of this Lease, Tenant shall have all rights and remedies set forth in Section 21 of this Lease to recover such unpaid amount). If any such actions will materially affect the Building Systems (as hereinafter defined), the structural integrity of the Building, or the exterior appearance of the Building, Tenant shall use only those qualified contractors which normally and regularly perform similar work on Comparable Buildings. To the extent any sum thus reimbursed to Tenant by Landlord represents an amount that would have been included in the Operating Expenses of the Building if paid by Landlord to perform the obligation in question, Landlord shall be entitled to include in Operating Expenses the applicable portion of such sum reimbursed to Tenant to perform similar work on a Comparable Building.
12.    ALTERATIONS AND REPAIRS BY TENANT; TELECOMMUNICATIONS.
12.1    Other than the Tenant’s Work performed under the Work Letter, Tenant shall not make any alterations to the Premises during the Term that would materially and adversely affect the structural integrity or exterior elevations of the Building or that would materially and adversely affect the mechanical or HVAC systems serving the Building Complex, or that would require a building, electrical, plumbing or other permit or alteration that would cost in excess of $250,000.00 as to any alterations being done as a project at any one time or in excess of $750,000.00 in the aggregate in any twelve (12) month period (collectively, “Major Alterations”), without in each instance first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant may, without Landlord’s consent, make any alterations, additions or improvements to the Premises which are not Major Alterations or which are only cosmetic in nature, including floor coverings, wall coverings and painting (collectively, “Minor Alterations”) without the cost of such Minor Alterations being part of the annualized costs accounting for the thresholds for Major Alterations. All Major Alterations and Minor Alterations performed by Tenant hereunder, but excluding the Tenant’s Work, is referred to herein, collectively, as “Alterations.” Landlord’s consent or approval of the plans, specifications and working drawings for any Alterations shall not constitute any warranty or representation by Landlord (and shall not impose any liability on Landlord) as to their completeness, design sufficiency, or compliance with Applicable Laws. Tenant shall at its cost: pay all actual out-of-pocket and reasonable engineering and design and review costs incurred by Landlord as to all Major Alterations, obtain all governmental permits and approvals required, cause all Alterations to be completed in compliance with Applicable Laws, requirements of Landlord’s insurance (if and to the extent such policy has been delivered to Tenant, does not contain any obligations in excess of what is required by Applicable Laws or is consistent with the requirements customary in the commercial office building insurance industry) and the requirements of the Declarations, if applicable, and to the extent that such Alterations require the preparation of plans, specifications or working drawings, such plans, specifications and working drawings shall be prepared by a licensed engineer and copies shall be promptly provided to Landlord. All such work relating to Alterations shall be performed in a good and workmanlike manner, using new or like-new materials and equipment at least equal in quality to the Tenant’s Work. Tenant shall deliver to Landlord prior to commencement of any Alterations insurance certificates for insurance required under Exhibit B to the Work Letter and shall otherwise comply with the requirements of Exhibit B and Exhibit C to the Work Letter, as applicable. Landlord also has the right to post notices in the Premises in locations designated by Landlord stating that Landlord is not responsible for payment for such work and containing such other information as Landlord deems necessary. During any period that Tenant is not leasing all of the Rentable Area, all Alterations shall be performed in a manner which does not unreasonably interfere with Landlord or other tenants of the Building, or impose additional expense upon Landlord in the operation of the Building Complex.

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12.2    Tenant shall keep the Premises in good order, condition, and repair and in an orderly state, with damage by Landlord, fire, condemnation, other casualty and ordinary wear and tear excepted. All Alterations, maintenance and repairs to be performed by Tenant shall be done promptly, in a good and workmanlike fashion.
12.3    All Alterations, including partitions, paneling, carpeting, drapes or other window coverings, and light fixtures (but not including Tenant’s Property (as defined below)) installed by or for Tenant are deemed a part of the real estate and the property of Landlord. All Major Alterations shall remain upon and be surrendered with the Premises at the end of the Term, whether by lapse of time or otherwise, unless Landlord notifies Tenant, at the time of granting its consent, that Landlord will require Tenant to remove all or part of such Major Alterations, and in such event, Tenant shall at Tenant’s expense promptly remove the Major Alterations specified and restore the Premises to its prior condition to the extent reasonably possible, damage by Landlord, fire, condemnation, other casualty or ordinary wear excepted. If Tenant requests Landlord’s determination in connection with Minor Alterations, Landlord shall, from time to time within fifteen (15) days after Tenant’s request, notify Tenant whether Landlord will require Tenant to remove any part of such Minor Alterations at the end of the Term, whether by lapse of time or otherwise. Unless Landlord designates any Minor Alterations within such fifteen day period, Tenant shall have no obligation to remove any such Minor Alterations designated in Tenant’s applicable request (“Exempted Alterations”). All other Minor Alterations shall remain upon and be surrendered with the Premises at the end of the Term, whether by lapse of time or otherwise. Landlord expressly acknowledges and agrees that any failure of Landlord to timely make such removal and restoration election in writing at the time of approving Tenant’s proposed Major Alterations shall be deemed to be a perpetual waiver of any Landlord right to compel Tenant to remove and restore same. Additionally, it is further agreed that Landlord shall have no right to right to compel Tenant to remove and restore (a) any one or more instances of Minor Alterations constituting painting, floor coverings, carpeting and interior partition walls, (b) any alteration that is of a nature and design commonly found on office space design in suburban Colorado, (c) any alteration being related to the initial space renovations and improvements approved by Landlord in accordance with the Work Letter (unless Landlord conditions such approval on a removal obligation), and/or (d) any cabling, innerduct and conduit through risers, ceilings or other areas of the Real Property. Notwithstanding anything contained herein to the contrary, if a Minor Alteration does not qualify as an Exempted Alteration and/or fall within the categories in subsections (a) through (d) in the preceding sentence, Tenant shall promptly remove such Minor Alteration upon the expiration of the Term and restore the Premises to its prior condition to the extent reasonably possible, damage by Landlord, fire, condemnation, other casualty or ordinary wear excepted. In addition and notwithstanding anything contained herein to the contrary, if Tenant’s Alterations consist of the removal or replacement of existing lighting fixtures, Tenant shall not be obligated to restore such fixtures unless Tenant elects to remove such fixtures at the expiration of the Term.
12.4    From and after the Delayed Premises Lease Commencement Date, Tenant may, at its sole cost and expense, have access and use of all of the Building Complex’s telecommunications internal and external facilities and easements (including, without limitation, closets, risers, ceilings and any other areas necessary for Tenant’s installation, as well as any other real property in the Building Complex). Tenant shall not install any wiring or cabling, or use the risers or other telecommunications facilities and easements until it has notified and reasonably coordinated the same with Landlord. At the expiration or earlier termination of this Lease, Tenant shall have no obligation to remove any wiring, innerduct and cabling Tenant installs in the telecommunications facilities and/or easements. During the period between the Initial Premises Lease Commencement Date and the Delayed Premises Lease Commencement Date, Tenant shall have access and use of such facilities within the Initial Premises and Building Complex, including specifically, without limitation, a Building Common Area telecommunications closet and related risers that have power back-up from the Building Generator (as defined in the Addendum), which such Building Generator shall not be

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subject to load shedding. Tenant shall coordinate any such access with Building Manager so as to minimize any unreasonable interference with the Building operations and the use by Nationstar and its subtenants.

12.5    Tenant shall arrange for telephone, data transaction, video and other telecommunication services (“Telecommunication Services”) directly with one or more Telecommunications Services providers (each, “Service Providers”) and shall be solely responsible for paying for such Telecommunications Services. All connections for Telecommunications Services which Tenant may desire and the location of all wires and fibers shall be coordinated by Landlord and Tenant in good faith before the same are installed, and the work in connection therewith shall be performed by qualified contractors that perform work in Comparable Buildings, and Landlord hereby pre-approves Tenant and Qwest as a Service Provider of Telecommunication Services. During the Term, Landlord shall permit use of the Building Complex’s facilities and easements as reasonably specified by the Service Provider; provided, however, that any costs of altering the Building to meet the requirements of any provider of Telecommunications Services required by Tenant shall be separately paid for by Tenant (which costs shall be Allocated Allowance Items for purposes of the Work Letter). Landlord shall cooperate with Tenant and Service Provider (without charging any supervisory, oversight or similar fee) in the installation, operation and maintenance (including the repair, replacement and upgrade) of certain equipment within and running to the Premises including without limitation cable, fiber, wiring, internet connectivity, and data communications equipment (collectively, the “Telecommunications Equipment”). Landlord shall not be permitted to require the Service Provider to enter into Landlord’s contractual agreement for provision of such services and any agreements with the Service Provider shall be entered into by Tenant and Tenant shall indemnify Landlord against any claims asserted by the Service Provider or arising in connection with acts or omissions of the Service Provider. Landlord shall not be liable to Tenant for any damages resulting from any such interruption of Telecommunications Services; provided, however, if such interruption is within Landlord’s reasonable control (including Landlord’s reasonable control of its agents, contractors, employees and Building Managers, but excluding an interruption resulting from Force Majeure (as defined below) or a fire or other casualty subject to the provisions of Section 18) and/or results from the negligence or willful misconduct of Landlord and Landlord’s agents, contractors, employees and Building Managers, in which event, if such interruption renders all or any portion of the Premises unusable for Tenant’s normal operations and continues for a period of (a) one calendar day or more after notice from Tenant (which notice may be by telephone or e-mail to Landlord’s Building Manager) if and to the extent the unusable portion(s) of the Premises prevent Tenant from operating as a network operations center and customer care and call center; or (b) three (3) or more consecutive calendar days for any other interruption after notice from Tenant (which notice may be by telephone or e-mail to Landlord’s Building Manager) (each, an “Unauthorized Telecommunications Event”), Tenant’s Rent will abate in proportion to the unusable portion of the Premises from the date of Tenant’s notice of the occurrence of such Unauthorized Telecommunications Event and abatement shall continue until such Telecommunication Services have been restored to permit Tenant’s normal operations. If such interruption continues beyond such one calendar day and/or three (3) calendar day period, as applicable, and Landlord is not proceeding with all commercially reasonable due diligence to restore Telecommunication Services, Tenant may (but shall not be obligated to) make such repairs as are reasonable and necessary, provide Telecommunication Services or pay such bills as are reasonably required to restore such Telecommunication Services, and Landlord shall reimburse Tenant within thirty (30) days of receipt of Tenant’s invoice the full amount of such reasonable out-of-pocket cost and expense incurred by Tenant; provided, however, that if Landlord disputes that such failure of services or disputes the reasonableness of the amount to be paid, by notice to Tenant prior to the expiration of the thirty (30) day period, then Landlord shall have no obligation to pay the disputed amount (but not the undisputed amount) until such dispute is resolved by arbitration in accordance with Section 35 below or agreement of the parties. If Landlord fails to pay Tenant as provided in the preceding sentence within said thirty (30)-day period, Tenant may upon ten (10) days’ prior notice to Landlord, offset the amount of such costs from the succeeding monthly payments of Rent otherwise payable

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hereunder at the rate of not more than the equivalent of 50% of one month’s payment of Rent, and if such initial 50% monthly offset does not cover the amount then due and outstanding to Tenant for such repairs, the remaining balance thereof may be carried forward against future monthly installments of Rent at the rate of not more than the equivalent of 10% of one month’s payment of Rent until paid in full (and if such offset occurs and Tenant has not fully offset the total amount then due and outstanding to Tenant for such repairs prior to the expiration or earlier termination of this Lease, Tenant shall have all rights and remedies set forth in Section 21 of this Lease to recover such unpaid amount).
12.6    Landlord agrees to join with Tenant for approvals, licenses and permits from any governmental authority as may be reasonably necessary or appropriate relating to Tenant’s construction of any Alterations, at no cost or expense to Landlord and provided that Landlord shall not incur or become liable for any obligation as a result thereof; provided, however, that if the subject matter which requires Landlord to join with Tenant for approvals constitutes a Major Alteration, then Tenant shall pay Landlord any actual engineering and design and review costs in accordance with Section 12.1 above.
13.    CONSTRUCTION LIENS. Tenant shall pay for all work done on the Premises by Tenant or at its request of a character which may result in liens on Landlord’s or Tenant’s interest and Tenant will keep the Premises free of all construction liens, and other liens on account of such work. Tenant indemnifies, defends, and saves Landlord and all Mortgagees harmless from all liability or expenses, including attorneys’ fees, on account of any claims of laborers, materialmen or others for work performed or for materials or supplies furnished to Tenant or persons claiming under Tenant. If any lien is recorded against the Premises or Building or any suit affecting title thereto is commenced as a result of such work, or supplying of materials, Tenant shall cause such lien to be removed of record within sixty (60) days after notice from Landlord (but in any event prior to any final non-appealable judgment enforcing such lien). If Tenant desires to contest any claim and unless Tenant has filed a bond and had the lien removed as a claim against the Premises, Tenant must furnish Landlord adequate security of at least 150% of the amount of the claim, plus estimated costs and interest and, if a final judgment establishing the validity of any lien is entered, Tenant shall immediately pay and satisfy the same. If Tenant fails to proceed as aforesaid, Landlord may pay such amount and any costs, and the amount paid, together with reasonable attorneys’ fees incurred, shall be immediately due Landlord upon notice.
14.    SUBLETTING AND ASSIGNMENT. At all times during the Term, as may be extended, Tenant shall have the right exercisable in its sole and absolute discretion to sublease all or any portion of the Premises, or to assign all of its leasehold rights, to any one or more third parties (sometimes referred to as “Transfer,” and the subtenant or assignee may be referred to as “Transferee” which parties shall be included in the term “Tenant’s Agents”) without being required to secure the prior approval from Landlord or any party including any lender in connection with Landlord, provided that (a) Tenant will all times remain fully liable for the performance of all monetary and non-monetary covenants under this Lease, (b) Tenant will be fully responsible and liable for the actions of any subtenant or assignee in contradiction to the terms of this Lease, and (c) the Transferee portion of the Premises will be used and occupied only for the Permitted Use. For any subletting or assignment, Tenant shall give notice to Landlord not less than thirty (30) days following to the effective date of the terms of such Transfer (including, if Tenant seeks to complete such Transfer without Landlord’s consent, evidence that such subletting or assignment meets the requirements of (c) above). Any Transfer shall not be effective if Tenant is in default of this lease beyond any applicable notice and cure period on the proposed effective date (unless Tenant subsequently cures any such uncured default prior to Landlord exercising Landlord’s remedies under this Lease). Tenant’s rights under Sections 1, 2, 5, 6, 7 and 8 of the Addendum shall only be assignable to a Transferee who is a successor in interest to Tenant under a complete assignment of all of Tenant’s rights under the Lease following notice to Landlord as provided above that meets the requirements of (c) above (“Permitted Transfer”), except as provided in such Sections.

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14.1    Following any Transfer in accordance with this Section 14, Landlord may, after default by Tenant beyond any applicable notice and cure period (unless Tenant subsequently cures any such uncured default prior to Landlord exercising Landlord’s remedies under this Lease), collect rent from the Transferee or occupant and apply the net amount collected to the Rent, but no Transfer or collection will be deemed an acceptance of the Transferee or occupant as Tenant or release Tenant from its obligations.
14.2    Transfer includes a sale by Tenant of substantially all of its assets or stock if Tenant is a publicly traded corporation, a merger of Tenant with another corporation, the transfer of 49% or more of the stock in a corporate tenant whose stock is not publicly traded, or transfer of 49% or more of the beneficial ownership interests in a partnership or limited liability company tenant. A Transfer as described in this Section 14.2 shall be Permitted Transfer if it meets the requirements of clauses (c) above in Section 14 and Tenant provides evidence in Tenant’s notice to Landlord that, as a result of such Transfer, such Transferee will have a minimum net worth of not less that the net worth of Tenant existing immediately prior to the effective date of such Transfer.
14.3    If a trustee or debtor in possession in bankruptcy is entitled to assume control over Tenant’s rights under this Lease and assigns such rights to any third party notwithstanding the provisions hereof, and if Landlord is entitled under the Bankruptcy Code to “Adequate Assurance” of future performance of this Lease, the parties agree that such term includes the following:
(1)    Any assignee must demonstrate to Landlord’s reasonable satisfaction a net worth and financial condition sufficient to evidence the Transferee’s ability to perform and meet the obligations under this Lease. Tenant’s financial condition was a material inducement to Landlord in executing this Lease.
(2)    The assignee must assume and agree to be bound by the provisions of this Lease.
15.    DAMAGE TO PROPERTY; WAIVER OF CONSEQUENTIAL DAMAGES.
15.1    Subject to Section 18.5 below, Tenant agrees Landlord is not liable for any injury or damage, either proximate or remote, occurring through or caused by fire, water, steam, or any repairs, alterations, injury, accident, or any other cause to any furniture, fixtures, or other personal property of Tenant kept or stored in the Premises, or in other parts of the Building Complex, whether by reason of the negligence or default of Landlord, other occupants, any other person, or otherwise; and the keeping or storing of all property of Tenant in the Premises and Building Complex is at the sole risk of Tenant.
15.2    Subject to Section 18.5 below, Landlord agrees Tenant is not liable for any injury or damage, either proximate or remote, occurring through or caused by fire, water, steam, or any repairs, alterations, injury, accident, or any other cause to any furniture, fixtures, or other personal property of Landlord kept or stored in the Building Complex, whether by reason of the negligence or default of Tenant, other occupants, any other person, or otherwise; and the keeping or storing of all property of Landlord in the Premises and Building Complex is at the sole risk of Landlord.
15.3    Landlord and Tenant hereby waive any consequential damages, compensation or claims for inconvenience or loss of business, rents, or profits, whether or not caused by the willful and wrongful act of Landlord or Tenant.
16.    INDEMNITY.

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16.1    Subject to Section 18.5 below, Tenant agrees to indemnify, defend, and hold Landlord, Landlord’s Building Manager, and their employees harmless from all liability, costs, or expenses, including attorneys’ fees on account of damage to the person or property of any third party (excluding Landlord’s agents, contractors and employees) including any other tenant in the Business Park, to the extent caused by the negligence or willful misconduct by Tenant or Tenant’s Agents or their employees.
16.2    Subject to Section 18.5 below, Landlord agrees to indemnify, defend, and hold Tenant (together with officers, directors, members, managers, partners, shareholders, affiliates, employees, agents and representatives, and each of their respective successors and assigns) harmless from all liability, costs, or expenses, including attorneys’ fees, on account of damage to the person or property of any third party (excluding Tenant’s Agents), including any other tenant in the Business Park, to the extent caused by the negligence or willful misconduct by Landlord, its agents or employees.
16.3    The indemnifications in this Section 16 shall (a) survive the expiration or earlier termination of this Lease, (b) not operate to relieve the indemnified party of liability to the extent such liability is caused by the negligence or willful and wrongful act of the indemnified party and (c) be subject to and shall not diminish any waivers in effect in accordance with Sections 15 above and 18.3 below.
17.    SURRENDER AND NOTICE. Upon the expiration or other termination of this Lease (as it may be extended, including occupancy permitted under Section 24), and subject to all of Tenant’s other rights and obligations set forth herein, Tenant shall immediately quit and surrender to Landlord the Premises broom clean, in good order and condition as when Tenant took possession of the Premises and as thereafter improved by Landlord or Tenant, reasonable wear and tear, Landlord’s obligations and loss by Landlord, condemnation, fire or other casualty excepted, and subject to Section 12.3 hereof, Tenant shall remove all of Tenant’s Property and other effects.
18.    INSURANCE, CASUALTY, AND RESTORATION OF PREMISES.
18.1    Landlord shall maintain property insurance for the Building Complex, the shell and core of the Building and the Premises in an amount equal to the actual full replacement value of the Building Complex (exclusive of costs of excavations, foundations, underground utilities and footings), from such companies, and on such terms and conditions as Landlord deems appropriate, in its commercially reasonable determination, and as required by Landlord’s Mortgagee from time to time, including insurance for loss of business income (rent) for up to a period of two years to the extent available.
18.2    Tenant shall maintain throughout the Term insurance coverage at least as broad as ISO Causes of Loss - Special Form Coverage against risks of direct physical loss or damage (commonly known as “all risk”) for the full replacement cost of Tenant’s property, trade fixtures and betterments in the Premises, including Tenant’s Work and any other Alterations (except to the extent that Landlord’s insurance company confirms that such Alterations are insured under Landlord’s insurance as provided in Section 18.1 above. Notwithstanding anything contained herein to the contrary, in the event Tenant wishes to self-insure for all or any portion of the insurance requirements set forth in this Lease, Landlord and Tenant agree to negotiate a commercially reasonable self-insurance provision containing such terms and conditions as are customary in the marketplace, including, without limitation, tangible net worth minimums as well as a program of self-insurance applicable to substantially all of Tenant’s properties.
18.3    If any portion of the Premises or the Building is damaged or destroyed by fire or other casualty, Landlord will cause its architects, engineers and/or contractors to prepare a written estimate in accordance with professional standards of the time that reasonably will be required to repair or restore all of such damage other than any damage to Tenant’s Work and any other Alterations (the extent that previously Landlord’s

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insurance company has confirmed that such Alterations are insured under Landlord’s insurance) (the “Estimated Repair Time”). Landlord will provide Tenant with a good faith estimate, based on such architect’s, engineer’s and contractor’s reports (with copies of such written reports from such architects, engineers or contractors) setting forth Landlord’s determination of the Estimated Repair Time within sixty (60) days after the date of the casualty (the “Casualty Notice”). The Casualty Notice shall specify Landlord’s for Tenant’s review assumptions regarding the affirmative actions that Tenant must take in connection with the restoration (including the repair of Tenant’s Work and Alterations) and the time periods within which Tenant must take those actions in order for Landlord to complete the restoration within the Estimated Repair Time and in addition provide an estimated time for restoration by Tenant of Tenant’s Work and any other Alterations. Landlord and Tenant shall use reasonable efforts to agree upon such estimates.
If fire or other casualty renders the whole or any material part of the Premises untenantable and the Estimated Repair Time is more than one hundred eighty (180) days, then either party, by notice in writing to the other given within ninety (90) days from the date of such damage or destruction may terminate this Lease effective upon a date within thirty (30) days from the date of such notice.
If fire or other casualty renders the whole or any portion of the Premises untenantable, and if the Estimated Repair Time is one hundred eighty (180) days or less, or if fire or other casualty renders the whole or any part of the Premises untenantable, the Estimated Repair Time is more than one hundred eighty (180) days and neither party hereto terminates this Lease pursuant to this Section, then, in any such case, Landlord will repair and restore the Premises (other than Tenant’s Work or any other Alterations or improvements installed by Tenant) and the Building to as near their condition prior to the fire or other casualty as is reasonably possible with all due diligence and this Lease will remain in full force and effect, but the Rent will be abated pro rata (based upon the portion of the Premises which is untenantable) from the date of damage until Landlord has substantially completed, and Tenant has had a reasonable period to substantially complete (which shall be at least one hundred eighty (180) days unless Landlord and Tenant reasonably agree upon a shorter period pursuant to the provisions above), their respective repair and restoration obligations under this Section. In no event will Landlord be obligated to repair or restore any Tenant Work, leasehold improvements, Special Equipment, Alterations or other improvements installed by Tenant. So long as Landlord has maintained the property insurance required by this Lease, Landlord’s obligation to rebuild and repair under this Section will in any event be limited to the extent of the insurance proceeds available to Landlord for such restoration, and Tenant agrees that promptly after completion of such work by Landlord, it will proceed with reasonable diligence and at its sole cost and expense to rebuild, repair and restore its signs, fixtures, equipment and to construct and install leasehold improvements of the same type and character as the leasehold improvements existing prior to the casualty, subject to reimbursement from the insurance proceeds to the extent of the proceeds attributable to Tenant’s Work and Alterations (if applicable). Notwithstanding the terms of the preceding sentence, Landlord’s obligation to rebuild and repair under this Section may only be limited by insurance proceeds being unavailable to Landlord and/or inadequate for such restoration if such proceeds are unavailable or inadequate, as the case may be, because (a) such insurance proceeds or portion thereof have been paid to Landlord’s lender or lenders or they refuse to make them available for restoration; and/or (b) of a change in Applicable Laws (including any accessibility statute) which were not required as of the Effective Date of this Lease. In any event, Tenant shall be responsible for paying the cost of any deductible under the insurance required to be maintained by Landlord, to the extent included in Operating Expenses if and to the extent provided in Section 6 and Exhibit C. If, pursuant to the preceding sentence Landlord’s obligation to rebuild and repair under this Section is limited by insurance proceeds being unavailable to Landlord and/or inadequate, and Landlord does not promptly commit to rebuild or repair despite such limitation, then either party, by notice in writing to the other may terminate this Lease effective upon a date within 30 days from the date of such notice. Notwithstanding anything contained herein to the contrary, if Landlord fails to repair and restore the Premises to substantial completion (irrespective of whether Landlord

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has commenced repairs) (other than the leasehold improvements or any other Alterations or improvements installed by Tenant) and the Building in accordance with this Section within two hundred ten (210) days (or the Estimated Repair Time if the Estimated Repair Time is greater than two hundred ten (210) days) after Landlord has provided Tenant with notice of the Estimated Repair Time (“Repair Outside Date”), Tenant may terminate this Lease by providing written notice to Landlord within 30 days after the Repair Outside Date but prior to the restoration and delivery of the Premises to Tenant as required above, which termination will be effective 30 days from the date of such written notice to Landlord. Landlord and Tenant hereby agree that the immediately preceding sentence shall be subject to Force Majeure.
18.4    In the event of a termination of this Lease pursuant to this Section 18.4, Rent will be apportioned on a per diem basis and paid to the date of such termination. Notwithstanding the forgoing and without limiting any other provision of this Section, in the event that this Lease is terminated pursuant to any provision of this Section, the parties acknowledge and agree that the Rent will be abated pro rata (based upon the portion of the Premises which is untenantable) from the date of damage until the date of termination.
18.5    Each party hereby expressly waives any rights each or their respective property insurers have or may have against the other on account of any loss or damage to the respective property of either Landlord or Tenant, as the case may be, arising from loss covered or which would generally be covered by the insurance coverage herein required or its equivalent, regardless of whether such insurance is actually carried and regardless of whether such damage is caused by negligence or malfeasance of either party hereto or their respective employees, agents or contractors, and each shall look only to each such party’s respective insurance coverage, if any, in the event of such loss. Each party’s property insurance policies shall contain coverage or an endorsement containing an express waiver of any right of subrogation by the insurance company against Landlord or Tenant, whichever the case may be (whether named as an insured or not). All insurance provided by Landlord or Tenant shall endeavor to be noncancelable, except on thirty (30) days written notice.
19.    CONDEMNATION. If the Premises or substantially all of it is taken by right of eminent domain, or by condemnation (which includes a conveyance in lieu of a taking after a bona-fide threat of condemnation), this Lease, at the option of either Landlord or Tenant exercised by notice to the other within thirty (30) days after the taking, shall terminate and Rent shall be apportioned as of the date of the taking. If either 25% or more of the rentable square feet of the Premises that is then occupied by Tenant or 25% or more of the Parking Facility (unless such spaces are replaced by substitution of equivalent spaces that are immediately adjacent to the Real Property, do not require separate transportation or shuttling and that comply with Applicable Laws and the Restrictions) is taken by right of eminent domain, or by condemnation (which includes a conveyance in lieu of a taking), this Lease, at the option of solely Tenant exercised by notice within 30 days after the taking, this Lease shall terminate and Rent shall be apportioned as of the date of the taking. If the Lease is terminated under this Section, Tenant shall forthwith surrender the Premises and all interest in this Lease, and, if Tenant fails to do so, Landlord may reenter and take possession of the Premises. If this Lease is not terminated, Landlord shall promptly repair the Premises as nearly as possible to its condition immediately prior to the taking (including the Tenant’s Work and all Alterations); subject to such costs being made available under the taking and from Landlord’s Mortgagee. There shall be an abatement of Rent after such taking which shall be equal to the percentage of total area of the Premises after the taking as relates to the total area of the Premises immediately prior to said taking thereunder. Landlord shall receive the entire award or consideration for the taking, except Tenant may claim and prove in any such proceeding and receive any award made to Tenant specifically for damages for loss of movable trade fixtures, equipment and moving expenses so long as such award does not reduce Landlord’s award. If such condemnation is the taking of a leasehold interest in a portion of the Building, the Lease shall continue in effect without adjustment of Rent but Tenant shall be entitled to the proceeds awarded for such leasehold interest attributable to the period of

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the Term of the Lease.
20.    DEFAULT BY TENANT.
20.1    Each of the following events is an “Event of Default”:
(a)    Any failure by Tenant to pay Rent on the due date unless such failure is cured within five (5) Business Days after written notice (as required by the terms hereof) by Landlord is received by Tenant; provided, however, that if Tenant defaults with respect to nonpayment of Rent more than two (2) times during any consecutive twelve (12) month period, and Landlord provided Tenant notice of such defaults after each such default, the next default of nonpayment of Rent during such twelve (12) month period, shall, at Landlord’s election, constitute an incurable Event of Default and Landlord may terminate this Lease. Such termination right shall be cumulative and in addition to any other rights or remedies available to Landlord at law or equity.
(b)    Tenant has been judicially determined to have abandoned the Premises and Tenant is not paying Rent.
(c)    This Lease or Tenant’s interest is transferred whether voluntarily or by operation of law except as permitted in Section 14.
(d)    This Lease or any part of the Premises is taken by process of law and is not released within fifteen (15) days after a levy.
(e)    Commencement by Tenant of a proceeding under any provision of federal or state law relating to insolvency, bankruptcy, or reorganization unless such proceedings are not dismissed within ninety (90) days after commencement.
(f)    The insolvency of Tenant or execution by Tenant of an assignment for the benefit of creditors; the convening by Tenant of a meeting of its creditors or any significant class thereof for purposes of effecting a moratorium upon or extension or composition of its debts; or the failure of Tenant generally to pay its debts as they mature, or the occurrence of any of the foregoing with respect to any Guarantor, if any, of Tenant’s obligations, unless such proceedings are not dismissed within ninety (90) days after commencement.
(g)    Tenant fails to perform any of its other obligations as are expressly set forth in this Lease and non-performance continues for thirty (30) days after receipt of written notice from Landlord or, if such performance cannot be reasonably had within such thirty (30) day period, Tenant does not in good faith commence performance within such thirty (30) day period and diligently proceed to completion of the same.
(h)    Tenant’s failure to provide a substitute Letter of Credit pursuant to and as required under Section 3 of the Addendum.
(i)    Commencement of a Bankruptcy Proceeding against Tenant, unless dismissed within ninety (90) days after commencement.
(j)    Tenant fails, following Landlord’s proper, complete and timely delivery in accordance with the terms of this Lease and the Work Letter, to take possession of the Initial Premises not later than three (3) months following the Delayed Premises Rent Commencement Date.

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20.2    Remedies of Landlord. If an Event of Default occurs, Landlord may then or at any time thereafter, either:
(a)    (i)    Without further notice except as required under this Lease or by Applicable Laws, and in accordance with Applicable Laws, reenter and repossess the Premises or any part and evict Tenant and those claiming through or under Tenant and without prejudice to any remedies for arrears of Rent or preceding breach of this Lease. Should Landlord reenter or take possession pursuant to legal proceedings or any notice provided for by Applicable Law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part, either alone or in conjunction with other portions of the Building Complex, in Landlord’s or Tenant’s name but for the account of Tenant, for such periods (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include commercially reasonable concessions of free rent and alteration and repair of the Premises) as Landlord, in its commercially reasonable discretion, determines and Landlord may collect the rents therefor. Landlord is not in any way responsible or liable for failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. No such reentry, repossession or notice from Landlord, or any other acts or omissions of Landlord, including maintenance, preservation, efforts to relet the Premises, or appointment of a receiver, shall be construed as an election by Landlord to terminate this Lease unless specific notice of such intention is given Tenant. Landlord reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant notice, in which event this Lease will terminate as specified in the notice. Notwithstanding anything contained in this Lease to the contrary, Landlord shall have an affirmative duty to mitigate its damages hereunder in the Event of a Default. Notwithstanding anything contained in this Lease to the contrary, in no event shall Landlord or Tenant be liable for consequential, punitive or any other special damages.
(ii)    If Landlord takes possession of the Premises without terminating this Lease, Tenant shall pay Landlord (1) the Rent which would be payable if repossession had not occurred, less (2) the net proceeds, if any, of any reletting of the Premises after deducting Landlord’s reasonable expenses incurred in connection with such reletting, including repossession costs and expenses, brokerage commissions, attorneys’ fees, commercially reasonable alteration and repair costs (collectively “Reletting Expenses”). If, in connection with any reletting, the new lease term extends beyond the Term or the premises covered thereby include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the Reletting Expenses, will be made in determining the net proceeds received from the reletting. In determining such net proceeds, rent concessions will also be apportioned over the term of the new lease. Tenant shall pay such amounts to Landlord monthly on the days on which the Rent would have been payable if possession had not been retaken, and Landlord is entitled to receive the same from Tenant on each such day; or
(b)    Give Tenant notice of termination of this Lease on the date specified and, on such date, Tenant’s right to possession of the Premises shall cease and this Lease will terminate except as to Tenant’s liability as hereafter provided as if the expiration of the term fixed in such notice were the end of the Term. If this Lease terminates pursuant to this Section, Tenant remains liable to Landlord for damages in an amount equal to the Rent which would have been owing by Tenant for the balance of the Term had this Lease not terminated, less the net proceeds, if any, of reletting of the Premises by Landlord subsequent to termination after deducting Reletting Expenses. Landlord may collect such damages from Tenant monthly on the days on which the Rent would have been payable if this Lease had not terminated and Landlord shall be entitled to receive the same from Tenant on each such day. Alternatively, Landlord may, at Landlord’s option and in lieu of collecting the amounts described in above on the days on which Rent would have been payable if the Premises had not been repossessed or this Lease had not been terminated, recover from Tenant,

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as damages for loss of the bargain and not as a penalty, an aggregate sum equal to (i) all unpaid Base Rent and other Rent for any period prior to the repossession of the Premises or termination of this Lease, as applicable (including interest from the due date to the date of the award at the Default Rate), plus any other sum of money and damages owed by Tenant to Landlord for events or actions occurring prior to the repossession or termination date, as applicable; plus (ii) the present value at the time of repossession or termination, as applicable (calculated at the rate commonly called the discount rate in effect at the Federal Reserve Bank of New York on the termination date plus 3%) of the amount, if any, by which (A) the aggregate of such Rent payable by Tenant under this Lease that would have accrued for the balance of the Term after repossession or termination, as applicable, exceeds (B) the amount of such Rent which Landlord will receive for the remainder of the Term from any reletting of the Premises occurring prior to the date of the award, or if the Premises have not been relet prior to the date of the award, the amount, if any, of such Rent which could reasonably be recovered by reletting the Premises for the remainder of the Term at the then-current fair rental value, in either case taking into reasonable consideration loss of rent while finding a new tenant, tenant improvements and rent abatements necessary to secure a new tenant, leasing brokers’ commissions and other costs which Landlord has incurred or might incur in leasing the Premises to a new tenant; plus (iii) interest on the amount described in (ii) above from the repossession or termination date, as applicable, to the date of the award at the Default Rate.
20.3    Cumulative Remedies. Suits to recover Rent and damages may be brought by Landlord, from time to time, and nothing herein requires Landlord to await the date the Term would expire had there been no Event of Default or termination, as the case may be. Each right and remedy provided for in this Lease is cumulative and non-exclusive and in addition to every other right or remedy now or hereafter existing at law or equity, including suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of one or more rights or remedies shall not preclude the simultaneous or later exercise by Landlord of other rights or remedies. All costs incurred by Landlord to collect any Rent and damages or to enforce this Lease are also recoverable from Tenant. If any suit is brought because of an alleged breach of this Lease, the prevailing party shall recover from the other party all reasonable attorneys’ fees and costs incurred in connection therewith.
20.4    No Waiver. No failure by Landlord to insist upon strict performance of any provision or to exercise any right or remedy upon a breach thereof, and no acceptance of full or partial Rent during the continuance of any breach constitutes a waiver of any such breach or such provision, except by written instrument executed by Landlord. No waiver shall affect or alter this Lease but each provision hereof continues in effect with respect to any other then existing or subsequent breach thereof.
20.5    Bankruptcy. [Intentionally Deleted].
20.6    Late Payment Charge. Any Rent not paid within five (5) days after the due date shall thereafter bear interest at an annual interest rate of five (5) percentage points above the Prime Rate (as defined below) or the highest rate permitted by Applicable Laws (“Default Rate”), whichever is lower, until paid. Notwithstanding the foregoing, Rent shall not accrue interest at the Default Rate for the first two (2) late payments in each twelve (12) month period of the Term so long as Tenant pays such amount within five (5) days after Tenant’s receipt of written notice that such amount has not been paid. Further, if such Rent is not paid within five (5) days after written notice from Landlord, Tenant agrees Landlord will incur additional administrative expenses, the amount of which will be difficult to determine; Tenant therefore shall also pay Landlord a late charge for each late payment of two percent (2%) of such payment (each, a “Late Charge”). Notwithstanding anything to the contrary contained in the preceding sentence, a Late Charge shall not apply for the first two (2) occurrences in each twelve (12) month period of the Term. Any amounts paid by Landlord to cure a default of Tenant which Landlord has the right but not the obligation to do, shall, if not repaid by

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Tenant within thirty (30) days of demand by Landlord, thereafter bear interest at an annual rate of three (3) percentage points above the Prime Rate (as defined below), or the highest rate permitted by Applicable Laws, whichever is lower, until paid. “Prime Rate” means that rate announced by Wells Fargo Bank, N.A. as its prime rate on the date closest to the date interest commences.
20.7    Waiver of Jury Trial. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other on any matters whatsoever arising out of this Lease, or any other claims.
20.    DEFAULT BY LANDLORD.

21.1    Landlord Default. Landlord shall be in default hereunder if Landlord fails to perform any of its obligations hereunder and non-performance continues for thirty (30) days after notice by Tenant (or such shorter period as may be specifically set forth in this Lease or as required in order to prevent the continuation of an Emergency) or, if such performance cannot be reasonably had within such thirty (30) day period, Landlord does not in good faith commence performance within such thirty (30) day period and diligently proceed to completion (such period hereinafter referred to as the “Landlord Cure Period”); provided, however, Landlord’s Cure Period shall not exceed the period provided by Applicable Law.
21.2    Monetary Offset Right. Subject to the provisions below, in the event of an alleged default by Landlord in those certain monetary obligations to Tenant identified in this Section 21.2 (collectively, the “Monetary Offset Defaults”), which default is not fully cured by full payment of all owed monetary obligations within seven (7) days after Tenant’s written demand, Tenant shall have the right to offset from Rent the greater of: (a) the reasonable cost incurred by Tenant in curing any such default; or (b) the amount due to Tenant or to Cooperating Broker by reason of such default against the next due installments of Rent payable by Tenant under this Lease (each a “Monetary Offset Right”). The following are the specific Monetary Offset Defaults affording Tenant a Monetary Offset Right:
(a)    The failure of Landlord to timely and fully pay all or any portion of the Tenant Allowance when due (as more particularly set forth in the Work Letter).
(b)    The failure of Landlord to timely pay any and all commissions payable to Cooperating Broker pursuant to Section 1.16 and Section 31 below.
21.3    Non-Monetary Offset Right. In the event that Landlord fails to perform any Landlord’s Work as of the Delivery Date for the Initial Premises and the Delayed Premises, respectively, or if Landlord fails to deliver the Landlord Equipment, Conveyed FF&E and/or Nationstar FF&E pursuant to Section 9 of the Addendum (the “Non-Monetary Obligation”), and such nonperformance shall continue for a period of seven (7) days following the date required for such performance (it being the intent of the parties that the Landlord Cure Period shall not apply to the Non-Monetary Obligation), Tenant shall have the right, but not the obligation, to fulfill the Non-Monetary Obligation by taking any such actions as are necessary (“Tenant Completion”) and to thereafter offset the actual cost incurred by Tenant in curing such Non-Monetary Obligation against the next due installments of Rent payable by Tenant under this Lease (the “Non-Monetary Offset Right”). In the event of Tenant Completion that affect the Building Systems, the structural integrity of the Building, or the exterior appearance of the Building or its structure, Tenant shall use a qualified contractor that performs work in a Comparable Building.
21.4    Inclusion in Operating Expenses. [Intentionally Deleted.]
21.5    Cumulative Remedies. Each right and remedy provided to Tenant in this Lease is cumulative and non-exclusive and is in addition to every other right or remedy now or hereafter existing at law or equity,

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including suits for injunctive relief, damages and/or specific performance; provided, however, Tenant hereby waives any and all remedies of offset, termination and/or rescission except as otherwise expressly provided in this Lease. The exercise or beginning of the exercise by Tenant of one or more rights or remedies shall not preclude the simultaneous or later exercise by Tenant of other rights or remedies to the extent expressly provided in this Lease. All costs (including all reasonable attorneys’ fees and costs) to collect on any alleged Monetary Offset Defaults or alleged Non-Monetary Obligation are recoverable by the prevailing party from the other party.
21.6    No Waiver. No failure by Tenant to insist upon strict performance of any provision or to exercise any right or remedy upon a breach thereof, and no acceptance of full or partial offset rights during the continuance of any breach constitutes a waiver of any such breach or such provision, except by written instrument executed by Tenant. No waiver shall affect or alter this Lease but each provision hereof continues in effect with respect to any other then existing or subsequent breach thereof.
22.    SUBORDINATION AND ATTORNMENT.
22.1    This Lease shall become subject and subordinate to any existing or future mortgage, deed of trust (including all advances made thereunder), and to all amendments, renewals, replacements, or restatements thereof (or other monetary encumbrance or ground lease) (hereinafter collectively “Mortgage”) of the Premises or all or any portion of or interest in the Real Property and any renewals, modifications, replacements or extensions thereof, only if and when a non-disturbance and attornment agreement (on such Mortgagee’s then-current standard form that is commercially reasonable in content and structure including complete protection of Tenant’s rights and benefits similar to Exhibit I, terms that do not materially increase Tenant’s costs or risk under the Lease and does not impose non-typical increased administrative duties on Tenant under the Lease [such as additional notifications beyond those contemplated under Exhibit I] with such revisions as Mortgagee and Tenant may mutually agree (each, a “SNDA”) is entered into in respect of such Mortgage by the holder thereof (hereinafter the “Mortgagee”) stating whether or not Tenant is then in possession and providing that: (a) so long as Tenant is not in default after the expiration of any applicable notice and grace period, the Term of this Lease shall not be terminated or modified in any respect whatsoever except in accordance with the express provisions hereof nor shall the rights or remedies of Tenant hereunder (except as qualified in the SNDA) or its use or occupancy of the Real Property or the Common Area be disturbed or interfered with or otherwise affected in any manner by said Mortgagee; (b) all condemnation awards and proceeds of insurance shall be applied in the manner provided in this Lease; (c) such Mortgagee shall not name or join Tenant as a party defendant or otherwise in any suit, action or proceeding to enforce this Lease, unless Tenant is an indispensable party thereto under Applicable Law or is then in default under this Lease after the giving of any required notice and expiration of any applicable grace period, nor will this Lease or the Term hereof be terminated (except as permitted by the provisions of this Lease) or otherwise affected by foreclosure or enforcement of, any rights given to any Mortgagee pursuant to the terms, covenants or conditions contained therein or in any other documents held by such Mortgagee or otherwise given to such Mortgagee as a matter of law or equity; and (d) said Mortgagee will use reasonable efforts to give Tenant notice of any default by Landlord under such Mortgage concurrently with any notice given to Landlord thereunder. Such SNDA shall be set forth either in the SNDA referred to in Exhibit I or in a separate document in recordable form between Tenant and the Mortgagee and shall be binding upon any future Mortgagee or purchaser at any trustee’s or foreclosure sale. If any portion of the Premises are now subject to a lien of any Mortgage or similar instrument recorded ahead of this Lease, Landlord covenants and agrees to obtain from the holder of such Mortgage and deliver to Tenant the aforesaid agreement as a condition to the Effective Date.

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22.2    The parties may request additional commercially reasonable terms and conditions in the SNDA, and the exact language set forth herein may be modified so long as it does not change the intention of the parties and is approved by each party in its reasonable discretion. Without limiting the foregoing, each party agrees that a SNDA in the form attached hereto as Exhibit I will satisfy all requirements of this Section 22. If the holder of any Mortgage requires that this Lease have priority over such Mortgage, Tenant shall, upon request of such Mortgagee, execute, acknowledge and deliver to such Mortgagee an agreement acknowledging such priority.
22.3    Subject to the terms of this Section 22, Tenant hereby attorns to all successor owners of the Building, whether such ownership is acquired by sale, foreclosure of a Mortgage, or otherwise.
23.    REMOVAL OF TENANT’S PROPERTY        .
23.1    “Tenant’s Property” means, subject to Section 12, collectively, all trade fixtures and personal property, including, without limitation, furnishings, furniture, equipment, sign faces, computers, computer-related equipment, safes, security systems, communications equipment, audio-visual equipment and other equipment for use in connection with the conduct of Tenant’s business regardless of the manner in which they are installed. Tenant’s Property shall be solely the property of Tenant.
23.2    Any of Tenant’s Property not removed from the Premises upon vacation, abandonment, or termination of this Lease shall be conclusively deemed abandoned and may, subject to the limitations set forth in Section 11.2 above and in Section 9 of the Addendum, be sold, or otherwise disposed of by Landlord without notice to Tenant and without obligation to account.
24.    HOLDING OVER: TENANCY MONTH-TO-MONTH. If, after the expiration or termination of this Lease, Tenant remains in possession of the Premises without a written agreement as to such holding over and continues to pay Rent and Landlord accepts such Rent, such possession is a tenancy from month-to-month, subject to all provisions hereof but at a monthly rent equivalent to one hundred twenty-five percent (125%) of the monthly Rent paid by Tenant immediately prior to such expiration or termination. Rent shall continue to be payable in advance on the first day of each calendar month. If such holding over is with the written consent of Landlord, such possession is a tenancy from month-to-month, subject to all provisions hereof but at a monthly Base Rent for up to three (3) months at one hundred ten percent (110%) of the monthly Base Rent paid by Tenant each month immediately prior to such expiration or termination (plus payment of additional Rent as required under this Lease). If such holding over is with the written consent of Landlord beyond such initial three (3) month period, such possession is a tenancy from month-to-month, subject to all provisions hereof but at a monthly Base Rent for up to an additional three (3) months at one hundred twenty-five percent (125%) of the monthly Base Rent paid by Tenant each month immediately prior to such expiration or termination (plus payment of additional Rent as required under this Lease). Such tenancies may be terminated by either party upon ten (10) days’ notice prior to the end of any monthly period. Nothing contained herein obligates Landlord to accept rent tendered after the expiration of the Term or relieves Tenant of its liability under Section 17. Notwithstanding anything contained herein to the contrary, Tenant shall have the right, upon nine (9) months’ notice to Landlord, to holdover in the Premises following the expiration or termination of this Lease for a fixed term period of ninety (90) days subject to all provisions hereof but at a monthly rent equivalent to one hundred twenty-five percent (125%) of the monthly Rent paid by Tenant immediately prior to such expiration or termination. Following any such ninety (90) day period, any further holding over shall be subject to the terms of this Section 24 and in all events such possession with Landlord’s consent will be a tenancy from month-to-month, subject to all provisions hereof but at a monthly rent equivalent to one hundred twenty-five percent (125%) of the monthly Rent that was payable during the final month of the Term prior to such ninety (90) day extension.

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25.    PAYMENTS AFTER TERMINATION. Except as provided by Applicable Laws, no payments by Tenant after expiration or termination of this Lease or after any notice (other than a demand for payment of money) by Landlord to Tenant reinstates, continues, extends the Term, or affects any notice given to Tenant prior to such payments. Except as provided by Applicable Laws, after notice, commencement of a suit, or final judgment granting Landlord possession of the Premises, Landlord may collect any amounts due or otherwise exercise Landlord’s remedies without waiving any notice or affecting any suit or judgment.
26.    STATEMENT OF PERFORMANCE.
26.1    By Tenant. Tenant agrees at any time upon not less than fifteen (15) Business Days’ notice to execute and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified stating the modifications); that there have been no defaults by Landlord or Tenant and no event which with the giving of notice or passage of time, or both, would constitute such a default (or, if there have been defaults, setting forth the nature thereof); and the date to which Rent has been paid in advance. Such statement may be relied upon by a prospective purchaser of Landlord’s interest or Mortgagee. If Tenant fails to deliver such statement within such fifteen (15) Business Day period, Landlord shall provide Tenant with a written reminder notice (the “Reminder Notice”). If Tenant then fails to deliver such statement within five (5) Business Days after receipt of the Reminder Notice, it shall be conclusive upon Tenant that: (a) this Lease is in full force and effect without modification except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s performance; and (c) not more than one (1) month’s Rent has been paid in advance. Upon request, Tenant will furnish Landlord an appropriate resolution confirming that the party signing the statement is authorized to do so.
26.2    By Landlord. Landlord agrees at any time upon not less than fifteen (15) Business Days’ notice to execute and deliver to Tenant a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified stating the modifications); that there have been no defaults by Landlord or Tenant and no event which with the giving of notice or passage of time, or both, would constitute such a default (or, if there have been defaults, setting forth the nature thereof); the date to which Rent has been paid in advance; and such other information as Tenant reasonably requests. Such statement may be relied upon by a prospective financer of Tenant’s Property or any other lender extending credit to Tenant. If Landlord fails to deliver such statement within such fifteen (15) Business Day period, Tenant shall provide Landlord with a Reminder Notice. If Landlord then fails to deliver such statement within five (5) Business Days after receipt of the Reminder Notice, it shall be conclusive upon Landlord that: (a) this Lease is in full force and effect without modification except as may be represented by Tenant; (b) there are no Events of Default; and (c) not more than one (1) month’s Rent has been paid in advance. Upon request, Landlord will furnish Tenant an appropriate resolution confirming that the party signing the statement is authorized to do so.
26.3    Financial Statements. Tenant acknowledges that the financial capability of Tenant to perform obligations hereunder is material to Landlord and Landlord would not enter into this Lease but for its belief, based on its review of financial statements, that Tenant is capable of performing such financial obligations. Unless Tenant is a publicly traded entity with financial statements publicly available, Tenant will furnish Tenant’s financial statements to Landlord within twenty (20) Business Days after Landlord’s written request from time to time, but not more frequently than once every twelve (12) months or if required by Landlord in connection with a proposed sale or refinancing. Such statements shall include at least a balance sheet, income statement and statement of changes in financial position for the most current month end, year to date and prior year-end certified by a duly authorized representative to be an accurate representation of the financial condition. Such statements shall be prepared in accordance with Tenant’s customary accounting principles

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and, if such is the normal practice of Tenant, as to annual statements, audited by an independent certified public accountant for the period covered.

27.    MISCELLANEOUS.
27.1    Transfer by Landlord. The term “Landlord” means so far as obligations of Landlord are concerned, only the owner of the Building Complex at the time in question and, if any transfer of the title occurs and the transferee assumes, in a written instrument delivered to Tenant, this Lease and all of Landlord’s obligations thereafter to be performed, Landlord herein named (and in the case of any subsequent transfers, the then grantor) is automatically released from and after the date of such transfer of all such liability. Any funds in Landlord’s possession at the time of transfer in which Tenant has an interest will be turned over to the grantee and any amount then due Tenant under this Lease will be paid to Tenant.
27.2    No Merger. The termination or mutual cancellation of this Lease will not work a merger, and such termination or cancellation will at the option of Landlord either terminate all subleases or operate as an automatic assignment to Landlord of such subleases.
27.3    Common Area Use.
(a)    No Interior Building Common Areas. Notwithstanding anything to the contrary contained in this Lease, so long as Tenant leases the entire Building, the Building shall be deemed to not contain any interior Building Common Areas.
(b)    Building Common Areas. Subject to 27.3(a), Landlord may, subject to the terms and conditions of this Lease, use any of the Building Common Areas for the purposes of completing or making repairs or alterations in any portion of the Building Complex, provided such use does not unreasonably interfere with Tenant’s operations. Notwithstanding the foregoing, Landlord shall not make any alterations, improvements or other modifications to the Building Common Areas (each, a “Building Modification”) following the Effective Date without Tenant’s prior written consent, which consent shall not be unreasonably withheld, except as required under any leases with other tenants. Landlord may, without Tenant’s consent but subject to the terms, covenants and conditions of this Lease, grant utility easements and temporary construction easements in and to Building Common Areas in the ordinary course of business so long as the same will not unreasonably and adversely impact Tenant’s access to or use of the Premises or the Building Common Areas or otherwise increase the Rent due hereunder from Tenant. Notwithstanding anything contained herein to the contrary, Landlord shall not exercise any of the foregoing rights in a manner that will (i) unreasonably and adversely affect Tenant’s use of the Premises for the Permitted Use hereunder; (ii) unreasonably and adversely increase Tenant’s obligations hereunder; (iii) unreasonably and adversely decrease Tenant’s rights hereunder; and/or (iv) unreasonably and adversely impair access to the Premises. Notwithstanding anything contained herein to the contrary, unless required by a change in Applicable Laws following the Delayed Premises Lease Commencement Date, if Landlord’s actions under this Section 27.3(b) causes all or any portion of the Premises to become unusuable and remain unusuable for a period of (a) one calendar day or more after notice from Tenant (which notice may be by telephone or e-mail to Landlord’s Building Manager) if and to the extent the unusable portion(s) of the Premises prevent Tenant from operating as a network operations center and customer care and call center; or (b) three (3) or more consecutive calendar days for any other interference after notice from Tenant (which notice may be by telephone or e-mail to Landlord’s Building Manager) (each, an “Unauthorized Action”), Tenant’s Rent will abate in proportion to the unusable portion of the Premises from the date of Tenant’s notice of the occurrence of such Unauthorized Action and abatement shall continue until such action ceases and permits Tenant’s

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normal operations. If such action continues beyond such one calendar day and/or three (3) calendar day period, as applicable, and Landlord is not proceeding with all commercially reasonable due diligence to cease such action, Tenant may (but shall not be obligated to) take such actions as are reasonable and necessary and Landlord shall reimburse Tenant within thirty (30) days of receipt of Tenant’s invoice the full amountofsuch reasonable out-of-pocket cost and expense incurred by Tenant; provided, however, that if Landlord disputes that such entry in violation of the foregoing provisions existed or disputes the reasonableness of the amount to be paid, by notice to Tenant prior to the expiration of the thirty (30) day period, then Landlord shall have no obligation to pay the disputed amount (but not the undisputed amount) until such dispute is resolved by arbitration in accordance with Section 35 below or agreement of the parties. If Landlord fails to pay Tenant as provided in the preceding sentence within said thirty (30)-day period, Tenant may upon ten (10) days’ prior notice to Landlord, offset the amount of such costs from the succeeding monthly payments of Rent otherwise payable hereunder at the rate of not more than the equivalent of 50% of one month’s payment of Rent, and if such initial 50% monthly offset does not cover the amount then due and outstanding to Tenant for such repairs, the remaining balance thereof may be carried forward against future monthly installments of Rent at the rate of not more than the equivalent of 10% of one month’s payment of Rent until paid in full (and if such offset occurs and Tenant has not fully offset the total amount then due and outstanding to Tenant for such repairs prior to the expiration or earlier termination of this Lease, Tenant shall have all rights and remedies set forth in Section 21 of this Lease to recover such unpaid amount). If any such actions will materially affect the Building Systems (as hereinafter defined), the structural integrity of the Building, or the exterior appearance of the Building, Tenant shall use only those qualified contractors which normally and regularly perform similar work on Comparable Buildings. To the extent any sum thus reimbursed to Tenant by Landlord represents an amount that would have been included in the Operating Expenses of the Building if paid by Landlord to perform the obligation in question, Landlord shall be entitled to include in Operating Expenses the applicable portion of such sum reimbursed to Tenant to perform similar work on a Comparable Building.
27.4    Independent Covenants. This Lease is to be construed as though the covenants between Landlord and Tenant are independent and not dependent and Tenant is not entitled to any setoff of the Rent against Landlord if Landlord fails to perform its obligations, except as otherwise set forth in this Lease.
27.5    Validity of Provisions. If any provision is invalid under present or future laws, then it is agreed that the remainder of this Lease is not affected and that in lieu of each provision that is invalid, there will be added as part of this Lease a provision as similar to such invalid provision as may be possible and is valid and enforceable.
27.6    Captions. The caption of each Section is added for convenience only and has no effect in the construction of any provision of this Lease.
27.7    Force Majeure. If either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction, injunction or court order, riots, insurrection, war, terrorism, bioterrorism, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but in all events excluding delays due to financial inability) (herein collectively, “Force Majeure”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.
27.8    Business Day. A “Business Day” is Monday through Friday, excluding Legal Holidays and reference to 5:00 p.m. is to the time zone of the recipient. Whenever action must be taken (including the

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giving of notice or the delivery of documents) under this Lease during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day.
27.9    Construction. The parties waive any rule of construction that ambiguities are to be resolved against the drafting party. Any words following the words “include,” “including,” “such as,” “for example,” or similar words or phrases shall be illustrative only and are not intended to be exclusive, whether or not language of non-limitation is used.
27.10    Applicability. Except as otherwise provided, the provisions of this Lease are applicable to and binding upon Landlord’s and Tenant’s respective heirs, successors and assigns. Such provisions are also considered to be covenants running with the land to the fullest extent permitted by Applicable Laws.
27.11    Authority.
(a)    Tenant represents to Landlord that such party is authorized to do so by requisite action of Tenant and agrees, upon request, to deliver to Landlord a resolution or similar document to that effect.
(b)    Landlord, represents to Tenant that such party is authorized to do so by requisite action of Landlord and agree, upon request, to deliver to Tenant a resolution or similar document to that effect.
27.12    Severability. If there is more than one party hereafter which is the Tenant, the obligations imposed upon Tenant are joint and several.
27.13    Acceptance of Keys, Rent or Surrender. No act of Landlord or its representatives during the Term, including any agreement to accept a surrender of the Premises or amend this Lease, is binding on Landlord unless such act is by a partner, member or officer of Landlord, as the case may be, or other party designated in writing by Landlord as authorized to act. The delivery of keys to Landlord or its representatives will not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant of a lesser amount than the entire Rent owing is other than on account of such Rent nor is any endorsement or statement on any check or letter accompanying payment an accord and satisfaction. Landlord may accept payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy available to Landlord.
27.14    Diminution of View. No diminution of light, air or view by any structure, whether or not erected by Landlord, shall entitle Tenant to any reduction of Rent, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder; provided, however, that Landlord agrees not to construct any structure on the Real Property that may serve to either (a) obstruct the current western mountain views that currently exist from the Premises, or (b) obstruct the views of Tenant’s Building Monument, Tenant’s Monument Signage and Tenant’s Building Signage from Park Meadows Drive and/or the I-25 corridor.
27.15    Limitation of Liability. Notwithstanding anything to the contrary in this Lease, Landlord’s liability is limited to Landlord’s interest in the Building Complex, Real Property and Parking Parcel, as well as the equity interest Landlord would have in the Building Complex, Real Property and Parking Parcel, including the equity and undisbursed net rents, issues, profits and other income received from the same and Landlord shall never be personally liable for recovery of any judgment. The limitation of this Section 27.14

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shall not apply to or limit injunctive or other equitable, declaratory or other forms of relief to which Tenant may be entitled (notwithstanding that such actions are in personam in nature).
27.16    Non-Reliance. Tenant confirms it has not relied on any statements, representations, or warranties by Landlord or its representatives, except as set forth herein.
27.17    Written Modification. No amendment or modification of this Lease is valid or binding unless in writing and executed by the parties.
27.18    Effectiveness. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease and it is not effective unless and until execution and delivery by both Landlord and Tenant.
27.19    Survival. This Lease, notwithstanding expiration or termination, continues in effect as to any provisions requiring observance or performance subsequent to termination or expiration.
27.20    Time of Essence. Time is of the essence herein.
27.21    Rules and Regulations. The rules and regulations attached as Exhibit E (collectively, “Rules and Regulations”) are a part of this Lease, and Tenant agrees that Tenant and Tenant’s Agents shall at all times abide by such Rules and Regulations. During any period when there are tenants of Landlord in the Building (other than Tenant and any Transferee of Tenant) Landlord shall enforce the Rules and Regulations in a uniform and non-discriminatory manner, and shall cause all tenants and occupants of the Business Park to comply with the Rules and Regulations. In the event of any conflict between this Lease and the Rules and Regulations, this Lease shall control. Landlord may, on not less than thirty (30) days prior written notice to Tenant, make reasonable modifications to the Rules and Regulations; provided, however, Tenant shall not be bound by any modifications to the Rules and Regulations that (a) adversely impact Tenant’s access to or use of the Building Complex, Existing Spaces, Parking Facility or the Building Common Areas, or (b) increase the Rent due hereunder.
27.22    Recording. Tenant will not record this Lease. Recording of this Lease by or on behalf of Tenant is an Event of Default. Notwithstanding the foregoing, upon full execution of this Lease by the parties, Tenant and Landlord, at the request of either party, shall record a memorandum of this Lease (“Memorandum”) in the form of Exhibit F attached hereto, in the records of Douglas County, Colorado. In addition to the foregoing, if any or all of the rights and options of Tenant described in the Memorandum are duly waived or deemed waived, Tenant agrees that at any time upon not less than ten (10) days’ notice from Landlord to execute and deliver to Landlord a written statement in recordable form (which statement Landlord may record) which evidences such partial or complete waiver of the applicable rights and options described in the Memorandum.
27.23    Patriot Act Compliance Provision. Each party represents and warrants to the other as to itself that, to the best of such party’s knowledge without any inquiry or duty to inquire:
(a)    No action, proceeding, investigation, charge, claim, report or notice (collectively, “Action”) has been filed or, to its knowledge, threatened against it (which, for purposes of this Section, includes any Affiliate that owns a controlling interest in Landlord or Tenant) alleging any violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “Patriot Act”).

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(b)    To its knowledge, it has not taken or omitted to take any action which could reasonably be expected to result in any Action against it alleging any violation of the Executive Order or the Patriot Act.
(c)    It is not a Prohibited Person. “Prohibited Person” shall mean: (i) a person (which for purposes of this Section includes any entity) that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order and relating to blocking property and prohibiting transactions with persons who commit, threaten to commit, or support terrorism; (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person with whom Landlord or Tenant is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order and the Patriot Act; (iv) a person who commits, threatens, or conspires to commit or supports “terrorism” as defined in the Executive Order; and (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf, or at any replacement website or other replacement official publication of such list.
(d)    It shall not become a Prohibited Person.
Each party agrees to promptly hereafter deliver to the other party (but in any event within ten (10) days following written request) any evidence, including a certification, reasonably requested from time to time by the requesting party confirming the responding party’s compliance with this Section.
27.24    Hazardous Materials.
(a)    Tenant will not permit any Hazardous Material (as defined below) to be brought upon, kept or used in or about the Building Complex by Tenant or Tenant’s Agents, without the prior written consent of Landlord (which Landlord will not unreasonably withhold as long as Tenant demonstrates to Landlord’s reasonable satisfaction that such Hazardous Material is necessary to Tenant’s business and Tenant agrees that it will be used, kept, stored and removed in compliance with requirements imposed by Applicable Laws and in accordance with customary industry standards applicable to such Hazardous Material). Notwithstanding the foregoing, Landlord consents to Tenant’s use and storage of reasonable quantities of standard office, cleaning and kitchen supplies consistent with the Permitted Use provided that they are used, kept, stored and removed in compliance with requirements imposed by Applicable Laws and in accordance with customary industry standards applicable to such Hazardous Material. Tenant will deliver to Landlord promptly true and complete copies of all notices received by Tenant from any governmental authority with respect to such Hazardous Materials. Tenant agrees to indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including reasonable attorneys’ fees, consultant fees and expert fees) which arise during or after the arising out of or related to such Hazardous Materials in violation of Applicable Laws brought upon, kept or used in or about the Building Complex by Tenant’s Agents; provided, however, that Tenant’s indemnification obligations under this Section 27.23(a) shall not apply to the mere discovery of a pre-existing environmental or physical condition at the Building Complex, nor to the extent such claims arise from the negligence or willful misconduct of Landlord or any of its agents, contractors or employees; provided, further, however, in no event shall Tenant be liable to Landlord for compensation or claims for inconvenience or loss of business, rents, or profits. This indemnification includes Landlord’s costs in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by Applicable Laws because of Hazardous Material brought upon, kept or used in or about the Building Complex by Tenant or Tenant’s Agents. As used herein, “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes

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regulated by any local governmental authority, the state in which the Premises are located or the United States Government. “Hazardous Material” includes asbestos, petroleum, crude oil (any fraction thereof), natural gas, natural gas liquids, and those substances defined as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or other similar designations under Applicable Laws. This Section will survive the expiration or termination of this Lease. Notwithstanding anything contained in this Lease to the contrary, Landlord hereby agrees that any oil, fuel or similar materials used in connection with any Generator or other Special Equipment that may be installed on the Real Property (including, without limitation, HVAC and/or back-up batteries), or any other materials that may be reasonably necessary for Tenant’s operation at the Building for the Permitted Use, all of which shall be stored and used in compliance with the Lease, all Applicable Laws and the Declarations, shall not violate the terms and provisions of this Lease.
(b)    Landlord will not permit any Hazardous Material to be brought upon, kept or used in or about the Building Complex by Landlord, its agents, contractors, employees and/or anyone acting by, through and/or under Landlord (except other tenants), without the prior written consent of Tenant (which Tenant will not unreasonably withhold as long as Landlord demonstrates to Tenant’s reasonable satisfaction that such Hazardous Material is necessary for Landlord to perform its repair and maintenance obligations hereunder and Landlord agrees that it will be used, kept, stored and removed in compliance with requirements imposed by Applicable Laws and in accordance with customary industry standards applicable to such Hazardous Material). Notwithstanding the foregoing, Tenant consents to Landlord’s use and storage of reasonable quantities of standard office, cleaning and kitchen supplies consistent with the Permitted Use, and reasonable quantities of construction, maintenance and repair supplies necessary in connection with the Tenant’s Work and Landlord’s repair and maintenance obligations hereunder, provided that they are used, kept, stored and removed in compliance with requirements imposed by Applicable Laws and in accordance with customary industry standards applicable to such Hazardous Material. Landlord will deliver to Tenant promptly true and complete copies of all notices received by Landlord from any governmental authority with respect to such Hazardous Materials.
(c)    In the event Landlord is advised, or it shall come to Landlord’s attention, that Hazardous Materials exist at the Building Complex in violation of any Applicable Law that were not introduced therein by Tenant or Tenant’s Agents, Landlord shall, at its sole cost and expense (and not as an Operating Expense), take commercially reasonable steps necessary to promptly remove or remediate (or cause to be removed or remediated) all such Hazardous Materials in compliance with Applicable Laws, and in doing so, Landlord, at its sole cost and expense (and not as an Operating Expense), shall use its reasonable efforts not to interfere with the conduct of Tenant’s business.

28.    AUTHORITIES FOR ACTION AND NOTICE.
28.1    Unless otherwise provided, Landlord may act through Landlord’s Building Manager or other designated representatives from time to time on any administrative matter except as it relates to providing legal notices as set forth under this Lease or executing any material document in connection with this Lease which shall require the signature of a duly empowered authorized signatory of Landlord.
28.2    All notices or other communications required or desired to be given to Landlord must be in writing and shall be deemed received when be in writing and deemed duly served three (3) days after being deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed as set forth in Section 1.10 or when deposited with an nationally-recognized overnight courier service offering verification of delivery, addressed to the appropriate address set forth in Section 1.10. All notices or communications required or desired to be given to Tenant shall be in writing and deemed duly served three

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(3) days after being deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to the appropriate address set forth in Section 1.13 or when deposited with an nationally-recognized overnight courier service offering verification of delivery, addressed to the appropriate address set forth in Section 1.13. Either party may designate in writing served as above provided a different address to which notice is to be mailed by thirty (30) days’ advance written notice. The foregoing does not prohibit notice from being given as provided in the rules of civil procedure, as amended from time to time, for the state in which the Real Property is located.
29.    PARKING. Landlord will make available the number of parking spaces in accordance with the Addendum.
30.    SUBSTITUTE PREMISES. [Intentionally Deleted.]
31.    BROKERAGE. Landlord and Tenant represents to each other that it has not employed any broker with respect to this Lease and has no knowledge of any broker’s involvement in this transaction except those listed in Sections 1.15 and 1.16 (collectively, the “Brokers”). Landlord and Tenant shall indemnify each other against any expense incurred by the other as a result of any claim for commissions or fees by any other broker, finder, or agent, whether or not meritorious, employed by Landlord or Tenant or claiming by, through, or under Tenant or Landlord, other than the Brokers. Tenant acknowledges Landlord is not liable for any representations by the Brokers regarding the Premises, Building, Building Complex, or this Lease.
32.    EXCULPATION. Except for fraudulent actions, no present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor or agent of Landlord shall have any personal liability, directly or indirectly, and recourse shall not be had against any such officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor or agent, under or in connection with this Lease or any other document or instrument heretofore or hereafter executed in connection with this Lease. Except as provided above, Tenant hereby waives and releases any and all such personal liability and recourse. In addition, Tenant acknowledges and agrees that all persons dealing with Landlord must look solely to Landlord’s interest in the Property (as referred to in Section 27.13 above) for the enforcement of any claims against or liability of Landlord. The limitations of liability provided in this paragraph are in addition to, and not in limitation of, any limitation on liability applicable to Landlord provided by law or in any other contract, agreement or instrument.
33.    COUNTERPARTS. This Lease may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any one or more counterpart signature pages may be removed from one counterpart of this Lease and annexed to another counterpart of this Lease to form a completely executed original instrument without impairing the legal effect of the signature thereon.
34.    ADDENDUM/EXHIBITS. Any Addenda and/or Exhibits referred to herein and attached hereto are incorporated herein by reference.
35.    EXPEDITED ARBITRATION. In the event of a bona fide dispute between Landlord and Tenant arising under the express provisions under this Lease referencing this Section 35, the parties each hereby to resolve the dispute by the following terms, conditions and procedures set forth in this Section 35 (“Expedited Arbitration”). Within two (2) Business Days after the matter is submitted to Expedited Arbitration, Landlord and Tenant shall each appoint one (1) Independent Expert (as defined below) and within two (2) Business Days after Landlord and Tenant so appoint, each of Landlord’s and Tenant’s Independent Expert shall agree upon and appoint a third Independent Expert who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) Independent Experts (the “Final Expert”). The Final

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Expert shall, within five (5) Business Days of the appointment, reach a decision as to the dispute submitted to Expedited Arbitration. During such five (5) Business Day period, Landlord and Tenant may submit to the Final Expert such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the Final Expert jointly to question and respond to questions from the Final Expert. The decision of the Final Expert shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision. If either Landlord or Tenant fails to appoint an Independent Expert within the time period specified hereinabove, the Independent Expert appointed by one of them shall within two (2) Business Days following the date on which the party failing to appoint an Independent Expert could have last appointed such Independent Expert reach a decision based upon the same procedures as set forth above, and shall notify Landlord and Tenant thereof, and such Independent Expert’s decision shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision. If the two (2) Independent Experts fail to agree upon and appoint a Final Expert, either party, upon two (2) Business Days’ written notice to the other party, can apply to the Presiding Judge of the District Court of Douglas County, Colorado, to appoint the Final Expert meeting the qualifications set forth herein. The Final Expert, however, selected shall be a person who has not previously acted in any capacity for either party. The cost of each party’s Independent Expert shall be the responsibility of the non-prevailing party in the Expedited Arbitration. “Independent Expert” shall be a property management expert who shall have been active over the five (5) year period ending on the date of such appointment in the operation of commercial (including office) properties in the Denver Metropolitan area.
35.    NONDISCLOSURE. Notwithstanding anything contained in this Lease and/or any document executed and delivered in connection with the negotiation of this Lease or any term sheet associated herewith, Landlord hereby agrees that Tenant may disclose certain economic terms and provisions of this Lease in Tenant’s filings with the Securities and Exchange Commission or Tenant’s filings with any other applicable governmental authorities and such disclosure shall not constitute a breach of this Lease and/or any document executed and delivered in connection with the negotiation of this Lease or any term sheet associated herewith.

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IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written and it is effective upon delivery of a fully-executed copy to Tenant.

tw telecom inc., a Delaware corporation By: /s/ John Blount Print Name: John Blount Print Title: Chief Operating Officer “Tenant”
DENVER UNITED LLC, a Colorado limited liability company

By: Denver United Manager, Inc., a Colorado corporation
Its: Manager

By:  /s/ Robert Hess
Print Name:  Robert Hess
Print Title: Vice President

“Landlord”

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ADDENDUM
THIS ADDENDUM (“Addendum”) is to that certain lease agreement (the “Lease”) by and between DENVER UNITED LLC (“Landlord”), and tw telecom inc. (“Tenant”), with respect to approximately 161,218 rentable square feet of space (the “Premises”) in the building known as ParkRidge Six. In the event of any conflict between the terms and provisions of the Lease and the terms and provisions of this Addendum, the terms and provisions of this Addendum shall control.
1.    Option to Extend. Landlord grants Tenant an option (the “Option”) to extend the term of the Lease for two (2) additional terms of ten (10) years (each an “Option Term” or collectively “Option Terms”). The Option applies only to the Premises, the Existing Garage, Existing Spaces and Parking Facility (as these terms are defined below) and is on the following conditions:
1.1    Notice of Tenant’s interest in exercising the respective Option must be given to Landlord no later than twelve (12) months prior to the Expiration Date of the Term (“Tenant’s Notice”). Unless Landlord is timely notified by Tenant in accordance with this subparagraph A, it will be conclusively deemed that Tenant has not exercised the Option and the Lease will expire in accordance with its terms on the Expiration Date of the Term, or the initial Option Term as, applicable.
1.2    As to the first Option Term, in Tenant’s Notice Tenant shall have a right to identify the Premises to be applicable during the Option Term as either (i) the entirety of the rentable square feet of the Building or (ii) (1) a portion of the Premises consisting of less than all of the Premises but containing at least two (2) or more contiguous full floors with such floors being selected in accordance with foregoing at the sole discretion of Tenant; and (2) the entirety of rentable square feet then leased by Tenant on any one floor which is less than a full floor but is otherwise contiguous to the two (2) full floors specified above (which can occur only in the event Landlord and Tenant have previously agreed in writing to a reduction of the Premises). In the event Tenant does not elect the entirety of the Premises, the parking rights as to the Existing Garage, Existing Spaces and Parking Facility (as those terms are defined below) shall be proportionately reduced such that Tenant will be entitled to four and one half (4.5) Parking Spaces per 1,000 rentable square feet of the Premises.
(a)    If Tenant’s Notice is as to the entire rentable square feet of the Premises or contiguous full floors, Tenant shall be deemed to have exercised the respective Option upon delivery of Tenant’s Notice.
1.3    As to the second Option Term, in Tenant’s Notice Tenant shall have a right to identify the Premises to be applicable during the second Option Term as either (i) the entirety of the Premises leased during the first Option Term (the “Option Term Premises”) or (ii) (1) a portion of the Option Term Premises consisting of less than all of the Option Term Premises but containing at least two (2) contiguous full floors, with all space being on contiguous floors with such floors being selected in accordance with foregoing at the sole discretion of Tenant; and (2) the entirety of rentable square feet then leased by Tenant on any one floor which is less than a full floor but is otherwise contiguous to the two (2) full floors specified above (which can occur only in the event Landlord and Tenant have previously agreed in writing to a reduction of the Premises).
(a)    If Tenant’s Notice is as to the entire rentable square feet of the Option Term Premises or contiguous full floors, Tenant shall be deemed to have exercised the respective Option upon delivery of Tenant’s Notice.

19506884v9	Addendum, Page 1

1.4    Unless expressly waived by Landlord, Tenant’s right to exercise the Option is conditioned on there not being an uncured Event of Default as of the time of exercise or commencement of the Option Term. Tenant’s rights pursuant to this paragraph are personal to the entity which is Tenant under the Lease at such time as Tenant exercises the Option.
1.5    All the provisions of the Lease shall be fully applicable during any Option Term, except that (i) any provisions of the Lease that are conditioned on Tenant leasing all of the rentable square feet of the Building or a specified minimum square feet shall govern based on the size of the Premises during the respective Option Term, including provisions regarding the provision of Services, control of management of the Building, contracting for utilities and the calculation of Operating Expenses; (ii) Tenant shall not be entitled to any Tenant Allowance; (iii) if the Premises during the respective Option Term are less than the entire Premises previously leased, Tenant shall surrender the balance of the Premises at the end of the current Term or Option Term, as applicable, in the condition required in accordance with the Lease (including the fixtures in such space that remain the property of Landlord); (iv) if any partial floor is to included in the Premises during the Option Term, Tenant shall complete Alterations, at Tenant sole cost and expense, required to separately demise the partial floor in accordance with Applicable Laws (including demising walls and construction of common corridors required for use of the floor on a multi-tenant basis); (v) parking rights shall be determined in accordance with Section 4 of the Addendum; and (vi), if applicable, per Section 7 of the Lease, Tenant shall pay for Operating Expenses in accordance with Exhibit C during the Option Term, in addition to Base Rent to be determined in accordance with the following table:

19506884v9	Addendum, Page 2

CONFIDENTIAL TREATMENT REQUESTED BY TW TELECOM

1st Option Term Period	Net Rent Annually Per RSF	Monthly Base Rent Per RSF*
Months 1-12	$####	$####
Months 13-24	$####	$####
Months 25-36	$####	$####
Months 37-48	$####	$####
Months 49-60	$####	$####
Months 61-72	$####	$####
Months 73-84	$####	$####
Months 85-96	$####	$####
Months 97-108	$####	$####
Months 109-120	$####	$####

2nd Option Term Period	Net Rent Annually Per RSF	Monthly Base Rent Per RSF*
Months 1-12	$####	$####
Months 13-24	$####	$####
Months 25-36	$####	$####
Months 37-48	$####	$####
Months 49-60	$####	$####
Months 61-72	$####	$####
Months 73-84	$####	$####
Months 85-96	$####	$####
Months 97-108	$####	$####
Months 109-120	$####	$####
*If and to the extent Tenant elects the addition of the Parking Facility is applicable in accordance with Section 4 of the Addendum.

The Base Rent for each month of the Option Terms shall include the Net Rent set forth above plus additional Parking Facility Net Rent attributable to the Parking Facilities, which is subject to adjustment in accordance with the terms and conditions of Section 4 of the Addendum. The estimate in this table is based on estimated costs for the Parking Garage option.
1.6    After exercise with respect to the last Option Term, or failure to exercise the Option as to any Option Term, Tenant shall have no further rights to extend the Lease.
2.    Right of First Offer. If Landlord desires to offer to sell the Building Complex (the “Right of Offer Property”) to a third party, Landlord shall first offer the Right of Offer Property to Tenant prior to entering into a binding contract (the “Right of First Offer”) by giving notice of the terms and provisions that Landlord at such time intends to offer to a third party (the “Offer”), on the following basis:
2.1    The Offer shall set forth the Terms upon which Landlord is willing to sell the Right of Offer Property. As used herein, “Terms” shall mean the proposed purchase price, the proposed closing date, and

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earnest money deposit, as well as the periods for due diligence and terms under which the earnest money deposit is subject to forfeiture; “Financial Terms” shall mean the proposed purchase price and earnest money. Tenant shall have a period of twenty (20) days from the delivery of the Offer to notify Landlord in writing of its election to purchase the Property pursuant to the Financial Terms with an additional twenty (20) days to enter into a binding written agreement with Landlord with respect to purchasing the Building Complex from Landlord. If Tenant does not timely elect to purchase the Property (by notifying Landlord and entering into a binding agreement), Landlord shall be free to sell the Property to any third party for a period of eighteen (18) months after the twenty (20) day notice period subject to 2.2 below. If at upon the expiration of said eighteen (18) month period the Property has not been sold (as evidenced by a recorded deed), Tenant’s Right of First Offer shall be reinstated.
2.2    Notwithstanding anything contained herein to the contrary, if Tenant waives or is deemed to have waived its Right of First Offer, and thereafter Landlord intends to sell the Right of Offer Property to a purchaser pursuant to new Financial Terms (“New Financial Terms”) less than ninety percent (90%) of the Financial Terms offered to Tenant (or less than ninety percent (90%) of the Financial Terms, if Tenant makes no such offer) (the “Financial Threshold”), such Right of First Offer shall be reinstated and Landlord will notify Tenant of the New Financial Terms. Tenant shall have a period of ten (10) Business Days from the tender of the New Financial Terms to notify Landlord in writing of its election to purchase the Right of Offer Property pursuant to the New Financial Terms and with an additional twenty (20) days to enter into a binding written agreement with Landlord with respect to purchasing the Building Complex from Landlord. If Tenant does not timely elect to purchase the Right of Offer Property and enter into such agreement, Landlord shall be free to sell the Right of Offer Property for a period of eighteen (18) months following the ten (10) Business Day notice period pursuant to the New Financial Terms. If as of the expiration of said eighteen (18) month period the Right of Offer Property has not been sold (as evidenced by a recorded deed) to the prospective purchaser, Tenant’s Right of First Offer shall be reinstated.
2.3    If Tenant timely elects to exercise its Right of First Offer, the purchase and sale of the Right of Offer Property shall be consummated on the terms, covenants and conditions as provided below and the Financial Terms (or the New Financial Terms, as applicable), as reflected in the binding written agreement with Landlord with respect to purchasing the Property as referred to above. Under the binding agreement, Landlord shall furnish Tenant at closing a special warranty deed conveying fee simple title to the Building Complex free and clear of all liens and encumbrances, (i) real property taxes and assessments for the calendar year of the closing and subsequent years, appropriately prorated; (ii) any taxes, assessments, fees or charges by reason of the inclusion of the Real Property in any statutory district of record; (iii) Declarations; (iv) utility, landscape and drainage easements of record; (v) any covenants contained in the applicable subdivision plat; (vi) applicable zoning and building code laws and regulations; (vii) liens and encumbrances created by, through or under Tenant; and (viii) the rights of tenants under leases applicable to the Building Complex. Such agreement shall provide that the sale is on an “as-is” basis, subject to the Financial Terms (or New Financial Terms, as applicable). This Lease shall continue in effect until the closing and Tenant shall be obligated to perform its obligations under the Lease for the benefit of Landlord through the closing (including the payment of Rent) and any obligations of Tenant with respect to periods up to the date of closing (including obligations of Tenant that survive the termination or expiration of the Lease for the benefit of Landlord) shall survive closing. Landlord shall comply with all reasonable requirements set forth on the respective Schedule B-1 of the title commitment necessary for issuance of the owner’s title policy and shall execute such other documents as are customary for a seller to execute at similar closings, including settlement statements, lien affidavits, and certificates of non-foreign status. Landlord shall assign at closing all deposits appurtenant to the Project and any space leases, and Tenant shall assume all obligations arising thereunder following the closing date. Tenant and Landlord shall also execute such closing documents as are customary for a purchaser and seller to execute at similar closings, including lien affidavits and settlement statements.

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Landlord and Tenant shall reasonably cooperate with each other to effectuate the closing, and each shall pay its respective share of customary closing costs. Rents, taxes, utility bills, service contract payments and other items that arc customarily prorated at a similar closing shall be prorated (and the purchase price adjusted accordingly) as of the closing date.
2.4    Tenant’s rights under this provision are a one-time right. Upon the sale within the applicable eighteen (18) month period at the Financial Terms or New Financial Terms, as applicable, Tenant shall have no further rights under this provision. The rights under this provision shall not apply to a sale or other transfer to an Affiliate (as defined below) of Landlord, provided that the transferee shall take the Right of Offer Property subject to Tenant’s Right of First Offer as set forth herein, and provided the conveyance is made in good faith and not to avoid any obligations under the Lease. The rights under this provision shall not apply to a foreclosure or transfer in lieu of foreclosure under any third-party mortgage, lien or deed of trust encumbering the Building or any part thereof or interest therein, and, in the event of such foreclosure or transfer, the rights under this Section shall terminate. For purposes of this Section, an “Affiliate” of Landlord shall include: (i) the members of Landlord as of the Effective Date; (ii) any parent of the members of Landlord as of the Effective Date; (iii) any other entity controlled by, and of which the persons or entities referred to in (i) or (ii) own a majority of the ownership interest as of the Effective Date; or (iv) any first lien lender, whose interest is secured by a deed of trust or mortgage on Landlord’s interest in the Right of Offer Property (excluding a transferee in a foreclosure or transfer in lieu of foreclosure). At such time, if ever, as Landlord elects to sell the Right of Offer Property following Tenant’s decision not to purchase the Right of Offer Property or Tenant’s waiver in compliance with the provisions of this Section, then Tenant, in connection with the closing and at Landlord’s request, shall execute and deliver an instrument in recordable form as reasonably necessary to evidence Tenant’s relinquishment of its rights under this provision with respect to said closing.
2.5    If Tenant gives notice exercising its rights and fails to close upon the sale for any reason by the closing date, as it may be extended by agreement of Landlord, in addition to Tenant’s forfeiture of the deposit (if applicable under the Financial Terms), Tenant’s rights under this Section 2 shall terminate.
2.6    Unless expressly waived by Landlord, Tenant’s rights under this provision are conditioned on there not being an uncured Event of Default as of the time of exercise or closing date. Notwithstanding the foregoing, Tenant (or its assignee) shall have the right to designate an affiliate or third party to take title to the Building Complex at the closing on Tenant’s behalf under the Right of First Offer, but such designation shall not relieve Tenant of its liability under the written agreement or this provision.
2.7    For purposes of this Section 2, the Building Complex shall be deemed to include the Parking Parcel if Landlord has acquired title to the Parking Parcel and it has been identified to be the Parking Facility under Section 4 of this Addendum. If Landlord has given notice that the Parking Facility consists solely of the Parking Deck, the Parking Parcel shall not be considered part of the Building Complex upon the completion of construction of the Parking Deck.
3.    Letter of Credit. In lieu of Tenant making the Deposit in accordance with Section 1.6 and Section 9 of the Lease, Tenant shall have the right to deliver to Landlord, at the time the respective portions of the Deposit are required to be paid under Section 9 of the Lease, a clean, unconditional, irrevocable letter of credit from a lending institution listed on the attached Exhibit J which are hereby deemed as being “pre-approved” by Landlord for use by Tenant or any other lending institution otherwise acceptable to Landlord, in Landlord’s reasonable discretion, which letter of credit shall be in the form attached hereto as Exhibit K or other form approved by Landlord (the “Letter of Credit”) as financial assurance for the performance of Tenant’s obligations under this Lease on the following terms and conditions:

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CONFIDENTIAL TREATMENT REQUESTED BY TW TELECOM

3.1    The Letter of Credit, or a renewal or substitute therefor approved by Landlord, shall be kept in effect from the date delivered through the date that is thirty (30) days following the expiration date of the Term, as it may be extended (the “LC Termination Date”). The Letter of Credit shall be in the initial amount of the Deposit (or installment of Deposit) and thereafter, so long as no Event of Default is continuing under the Lease prior to a reduction date and Tenant is operating in the Premises for the Permitted Use in accordance with the Lease, Landlord shall agree to amend the amount of the Letter of Credit, upon request of Tenant, to reduce the Letter of Credit (i) by $#### on the first day of the 13th calendar month following the Delayed Premises Lease Commencement Date; (ii) by $#### on the first day of the 25th calendar month following the Delayed Premises Lease Commencement Date; (iii) by $#### on the first day of the 37th calendar month following the Delayed Premises Lease Commencement Date; and (iv) by $#### on the first day of the 49th calendar month following the Delayed Premises Lease Commencement Date, to $0.00 (each, an “LOC Reduction”). In the event that Tenant is in default beyond any applicable notice and cure period or is not operating the Premises for the Permitted Use in accordance with the Lease at the time of any LOC Reduction, or at any time prior to the applicable LOC Reduction, Tenant will not be entitled to such LOC Reduction. In addition and notwithstanding anything contained herein to the contrary, in the event that Tenant is in monetary default beyond any applicable notice and cure period on two (2) or more occasions in any twelve (12) consecutive calendar month period following any LOC Reduction hereunder, then Tenant shall, with ten (10) Business Days after demand by Landlord, have the Letter of Credit amended, with Landlord’s consent, to reinstate the full amount of the Letter of Credit to the amount existing prior to any LOC Reductions(s). If the Letter of Credit would otherwise expire prior to the LC Termination Date, Tenant shall deliver to Landlord an extension or renewal of the Letter of Credit, or a substitute Letter of Credit in the same form as Schedule 1 attached to Exhibit K or other form reasonably approved by Landlord, no later than thirty (30) days prior to the expiration date of such Letter of Credit, from a lending institution listed on the attached Exhibit J or a lending institution otherwise acceptable to Landlord, in Landlord’s reasonable discretion; such extension, renewal or substitute Letter of Credit shall be effective no later than ten (10) days prior to the expiration of the existing Letter of Credit and shall be in the amount provided above. If, following issuance of the Letter of Credit, Tenant receives notice that the net worth of the lending institution issuing the Letter of Credit shall at any time be less than $500,000,000.00, (an “Issuing Bank Default”), then within ten (10) days following Tenant’s receipt of such notice, Tenant shall deliver to Landlord written notice of such Issuing Bank Default and within thirty (30) days following such Issuing Bank Default and demand from Landlord, Tenant shall deliver to Landlord either (i) a replacement Letter of Credit satisfying the requirements herein and issued by a lending institution listed on the attached Exhibit J or a lending institution otherwise acceptable to Landlord, in Landlord’s sole discretion; or (ii) a cash security deposit in an amount equal to the then current Letter of Credit. Upon an Event of Default (as defined in the default section of the Lease), Landlord may present the Letter of Credit (or the renewal, extension or substitute) for payment one or more times up to the entire amount of the Letter of Credit, with amounts received to be held and applied by Landlord in accordance with subsection B below. If Tenant fails to timely provide Landlord with an extension, renewal or substitute Letter of Credit, as required hereunder, such failure may become an Event of Default under the Lease after the required notice and cure periods as provided herein, and Landlord shall have a right to present the Letter of Credit in accordance with the foregoing provision. If the lending institution issuing the Letter of Credit shall cease to operate, shall be declared insolvent by the Federal Deposit Insurance Corporation, or any successor thereto (the “FDIC”) or shall be placed into receivership by the FDIC, then Landlord shall have the right to immediately present the Letter of Credit if there is an Event of Default by Tenant as of such time. Landlord may apply such amounts in accordance with (b) below. If there is no Event of Default by Tenant as of such time, Landlord shall hold such amounts as a Security Deposit and if Tenant thereafter provides a replacement Letter of Credit that meets the requirements set forth above, Landlord shall surrender the amount held as a Security Deposit to Tenant in exchange for such replacement Letter of Credit. If the Letter of Credit has not been presented for payment on or before the LC Termination Date, Landlord

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shall return the Letter of Credit to the issuer within thirty (30) days after the LC Termination Date. If Landlord transfers the Real Property, Landlord shall transfer the Letter of Credit or substitute to the transferee (and Tenant shall pay any costs or fees charged by the issuer to permit such transfer), and if the Letter of Credit has been transferred, Tenant shall look solely to such transferee for the return of the Letter of Credit (or substitute). If there is a Mortgagee, Tenant shall execute such documents as the Mortgagee may reasonably require to secure the Mortgagee’s interest in the Letter of Credit and proceeds, subject to this Section. Landlord shall give written notice to Tenant of transfer of Landlord’s interest resulting in transfer of the Letter of Credit. Landlord shall deliver the then-current effective Letter of Credit to the issuer marked for cancellation upon receipt of any conforming renewal or substitute Letter of Credit provided in accordance with this Section and cooperate with the issuing bank to effect the release of such then-current effective Letter of Credit as soon as the renewal or substitute Letter of Credit is in effect pursuant to its terms. Tenant agrees to pay all fees charged by the lending institution issuing the Letter of Credit (or any reduction, renewal, extension, or substitute therefor).
3.2    If an Event of Default occurs or this Lease is terminated as a result of an Event of Default, Landlord may use, apply or retain all or any portion of the amounts received under the Letter of Credit, if any, for the payment of any rent or other charge in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s Event of Default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby in accordance with Section 20 of the Lease.
4.    Parking Facilities.
4.1    Existing Spaces.
(a)    As of the Initial Premises Lease Commencement Date, Landlord shall provide Tenant the right to use up to one hundred thirty-five (135) parking spaces, thirty-six (36) of which shall be located in the attached parking structure, as are currently located on the Real Property (the “Existing Garage”). As of the Delayed Premises Lease Commencement Date, Landlord shall provide Tenant the exclusive use of all parking spaces as are currently located on the Real Property, consisting of at least six hundred sixty-one (661) parking spaces in its current configuration with a combination of under-Building parking spaces, Existing Garage spaces and surface spaces (collectively, the “Existing Spaces”), subject to Tenant’s right to reconfigure the Existing Spaces in accordance with Section 4.4.1(d) below.
(b)    At no time during the Term as such Term may be extended, shall there be any additional cost, charges, or Rent payable in connection with such exclusive use by Tenant of the Existing Spaces to Landlord except for Tenant’s Pro-Rata Share (as defined below) of Operating Expenses attributable to all costs of normal maintenance, repairs, and other operating costs incurred in connection with such Existing Spaces as provided in Exhibit C. For the purposes of this Section 4.4.1(b) the term “Landlord” includes any and all agents, employees, licensees, and franchises of every kind and nature, and any other party acting through or on behalf of Landlord.
(c)    As of the Delayed Premises Lease Commencement Date, Tenant shall thereafter have the right to initiate and maintain any configuration or numbers of reserved parking spaces or otherwise direct parking operations on site at sole discretion of Tenant provided only that all the foregoing shall at all times comply with Applicable Laws and the Declaration; any such reconfiguration shall be deemed to satisfy the obligation to provide the Existing Spaces, without regard to the resulting number of spaces. If at any time thereafter Tenant is not leasing all of the rentable square feet of the Building, Landlord shall have a right to reconfigure the parking to provide a minimum of six hundred sixty-one (661) parking spaces on the

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Real Property to meet the requirements for parking of all tenants in the Building (in addition to any parking spaces in the Parking Facility).
(d)    Notwithstanding the foregoing, at no time during the Term as such Term may be extended, shall Landlord (1) rent or lease any parking spaces on the Real Property to any third party or other entity which is not leasing office space in the Building at the time under a prime lease agreement with Landlord (or to employees, licensees, assignees or subtenants in accordance with the prime lease agreement) or (2) rent or lease any parking spaces on the Real Property to any third party (except as provided in subsection 4.4.1(a) above.
4.2    Parking Expansion. If and to the extent requested by Tenant in its sole discretion at any time prior to November 1, 2015, it being the intent that Tenant has no obligation to elect such rights, Landlord shall provide additional parking spaces, in addition to the Existing Spaces, for Tenant’s exclusive use, which spaces will be either the Garage Expansion Spaces or the Additional Surface Spaces (as hereinafter defined), at Landlord’s election (the “Additional Spaces”), which such election Landlord shall make within thirty (30) days after receipt of Tenant’s notice and which shall be binding on Landlord for the remainder of the Term. “Parking Facility” shall mean and refer to the facility that Landlord elects to use to provide the aforementioned Additional Spaces as of the Delayed Premises Lease Commencement Date, in accordance with the following provisions. In the event that Tenant elects not to have Landlord provide the Additional Spaces as herein provided, or if Tenant fails to timely request the Additional Spaces as herein provided, Landlord’s obligations to provide the Additional Spaces shall terminate and be of no further force or effect.
(a)    Garage Parking Spaces. The “Garage Expansion Spaces” shall mean two hundred (200) total parking spaces to be provided by a combination of the construction of a parking deck on the Real Property, consisting of one hundred thirty-nine (139) spaces (the “Parking Deck”) and surface parking, consisting of sixty-one (61) spaces to be located on the Parking Parcel, to be provided on the following basis:
(i)    If Landlord elects to provide the Garage Expansion Spaces, Landlord agrees that it will solely fund and finance the entirety of all the hard and soft Construction Costs, as hereinafter defined. In such event, commencing on the later of the Delayed Premises Rent Commencement Date or the date that the Garage Expansion Spaces are substantially completed and are made available for Tenant’s use (the “Garage Rent Commencement Date”), and continuing through (1) the Expiration Date (if Tenant elects not to extend the Initial Term), or (2) date that is twenty (20) years after the Garage Rent Commencement Date (if Tenant elects to extend the Initial Term) (as applicable, the “Garage Rent Expiration Date”), Tenant will pay to Landlord additional Rent on a monthly basis (without any form of rental escalation of such portion of the Rent being applicable during the Term) an amount equal to the sum of: a.) monthly payments of principal and interest in equal monthly installments calculated on the basis of amortizing the Construction Costs with an interest rate of seven percent (7.0%) per annum over a twenty (20) year period, plus b.) monthly the pro-rata share of the Acquisition Costs (as defined below) (determined by taking the pro-rata share of the Acquisition Costs, multiplied times an interest rate of seven percent (7.0%) per annum divided by twelve (12) to account for twelve (12) months in each calendar year, in equal monthly installments), which pro-rata share of Acquisition Costs shall be based upon a formula, the numerator of which shall be the total land area utilized for the designated 61 surface spaces and the denominator shall be the total land size of the Parking Parcel paid in equal monthly installments during the Initial Term commencing as set forth above (the “Parking Facility Net Rent”). In no event shall Tenant have any obligation to pay Parking Facility Net Rent following the Garage Rent Expiration Date, it being intent of the parties that the cost and expense of the Garage Expansion Spaces will be fully amortized as of the Garage Rent Expiration Date. In addition, during the period

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that Tenant is leasing the entirety of the rentable square feet of the Building (whether during the Initial Term or the Initial Term, as extended), Operating Expenses under Exhibit C shall include all Taxes and Operating Expenses attributable to the Parking Deck. During any period after the Delayed Premises Lease Commencement Date that Tenant is leasing less than the entirety of the rentable square feet of the Building (for example, if Tenant exercises an Option for an Option Term or as the Term may otherwise be extended), Tenant shall pay the Parking Facility Net Rent (subject to the Garage Rent Expiration Date) calculated on a per rentable square foot basis based on the square feet of the Premises and Tenant will have the right to use that percentage of the Garage Expansion Spaces that the Premises represents of the Rentable Area (as defined below) and all Taxes and Operating Expenses attributable to the Parking Deck shall be separately charged to Tenant and included in Operating Expenses. If Landlord elects to supply the Garage Expansion Spaces, Landlord shall provide the Additional Surface Spaces until such time as the Parking Deck is substantially completed and available for Tenant’s use and Tenant shall pay the Parking Facility Net Rent for such Additional Surface Spaces in accordance with Section 4.2(b) below until such time as the Parking Facility Net Rent commences pursuant to this Section 4.2(a)(i).
(ii)    If Landlord elects to provide the Garage Expansion Spaces, Landlord shall have the Parking Deck designed in accordance with the requirements under Applicable Laws and the Declarations (including the OmniPark Planned Development, Third Amendment) and obtain any required approvals, including approvals by the Douglas County Planning and Zoning Commission, Douglas County Building Department and the ParkRidge Corporate Center Owner’s Association.
(iii)    “Construction Costs” for the Parking Deck shall include all design fees and costs, permit and inspection fees, general contractor fees and costs, including profit, general conditions, labor and materials (including subcontractor contract fees and costs). To the extent that the Construction Costs are not finalized as of the Delayed Premises Rent Commencement Date, the Parking Facility Net Rent shall be estimated based on the then-current budgeted Construction Costs. Upon the finalization of the Construction Costs, Landlord shall give notice of final Construction Costs and the Parking Facility Net Rent shall be equitably readjusted effective as of the Delayed Premises Rent Commencement Date, with Tenant receiving a credit against the next Base Rent due under the Lease if the Parking Facility Net Rent for the elapsed period following the Delayed Premises Rent Commencement Date is less than the estimated amount or with Tenant paying the difference within thirty (30) days of notice from Landlord if the Parking Facility Net Rent for the elapsed period since the Delayed Premises Rent Commencement Date is greater than the estimated amount. At the time of execution of the Delayed Premises Commencement Certificate, the Parking Facility Net Rent shall be reflected as either the finalized amount or the estimated amount (as applicable). If it reflects the estimated amount, Landlord and Tenant shall execute an amended Delayed Premises Commencement Certificate when the Construction Costs have been finalized and Parking Facility Net Rent has been determined. Notwithstanding the foregoing, Landlord and Tenant agree that in regard to the Construction Costs, Landlord will secure not less than three (3) qualified general contractors to bid on a complete set of Construction Documents under an Guaranteed Maximum Price (GMP) bid structure. GMP shall mean (1) all bidders will be at arms length from and not be related to Landlord nor any agent of Landlord, (2) Landlord shall select the lowest cost GMP bid, (3) Tenant shall be provided with complete and true copies with all preliminary plans, construction documents, and hard bids prior to Landlord making any award or entering into a general contract, (4) Tenant shall be permitted to add one (1) prospective general contractor to the bid list to bid on the Construction Costs, and (5) in no event will Construction Costs include any fees or other costs payable to Landlord in connection with any Landlord provided services, overhead, or fees in excess of the third party GMP costs and as provided in Section 4.4.2(a)(i) above.

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CONFIDENTIAL TREATMENT REQUESTED BY TW TELECOM

(iv)    The Monthly Parking Facility Net Rent set forth in Schedule 1 attached to this Addendum is an estimate of the calculation of Monthly Parking Facility Net Rent assuming that Landlord has elected the Garage Expansion Spaces option and assuming estimated Construction Costs of $#### and the pro-rata share of the Acquisition Costs set forth below. If Landlord does elect the Garage Expansion Spaces option, such estimate shall be used for purposes of calculating the Monthly Parking Facility Net Rent in accordance with Section 4.4.2(a)(i) above until Landlord and Tenant agree upon an updated estimate or the final Construction Costs are determined, in which event the Parking Facility Net Rent shall be adjusted accordingly.

Notwithstanding anything contained herein to the contrary, if Tenant elects not to have the Additional Spaces as herein provided or if Tenant elects to have the Additional Spaces and Landlord and/or its successors fail to deliver the same as herein required (which shall, in addition to the rights herein set forth, constitute a default hereunder), then Tenant shall continue to have the right during the Term at Tenant’s sole cost and expense and in Tenant’s discretion to construct the Parking Deck. In the event Tenant elects to construct the Parking Deck at Tenant’s sole cost and expense, Tenant shall have no obligation to Landlord for any Parking Facility Net Rent during the Term, as it may be extended. During the period that Tenant is leasing the entirety of the rentable square feet of the Building (whether during the Initial Term or the Initial Term, as extended), Operating Expenses under Exhibit C shall include all Taxes and Operating Expenses attributable to such Parking Deck constructed by Tenant. If Tenant elects to construct the Parking Deck, Tenant shall have the Parking Deck designed in accordance with the requirements under Applicable Laws and the Declarations (including the OmniPark Planned Development, Third Amendment) and obtain any required approvals, including approvals by the Douglas County Planning and Zoning Commission, Douglas County Building Department and the ParkRidge Corporate Center Owner’s Association. Tenant shall also have any such design approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall at its cost: pay all actual out-of-pocket and reasonable engineering and design and review costs incurred by Landlord as to the Parking Deck to be completed in compliance with Applicable Laws, requirements of Landlord’s insurance. All plans, specifications or working drawings shall be prepared by licensed architects and licensed engineers and copies shall be promptly provided to Landlord. All such work shall be performed in a good and workmanlike manner, using new materials and equipment at least equal in quality to the base building construction, in a lien free condition. Tenant shall deliver to Landlord prior to commencement of such work insurance certificates for insurance required under Exhibit B to the Work Letter and shall otherwise comply with the requirements of Exhibit B and Exhibit C to the Work Letter, as applicable. Landlord also has the right to post notices in the Premises in locations designated by Landlord stating that Landlord is not responsible for payment for such work and containing such other information as Landlord deems necessary. Prior to commencement of construction, Tenant shall provide Landlord with a schedule for construction, the budget for construction, copies of construction contracts with a guaranteed maximum price for such work, evidence that funds are immediately available to pay all estimated costs of construction, and payment and performance bonds for all such construction or subguard coverage for subcontractors, to be provided at Tenant’s or Tenant’s contractor’s expense if and only to the extent required by the approval of Tenant’s contractor by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed and which shall be determined by taking current market conditions for similarly situated projects by similarly situated parties into consideration. The construction contracts shall provide for a construction warranty for a period of not less than one (1) year following completion of construction and Landlord shall be a third party beneficiary of such contracts and warranty. Upon completion of construction, Tenant shall provide a contractor’s certification of completion and evidence of the final waivers of liens, substantially in accordance with Exhibit D-2 and D-4 to the Work Letter. If Tenant commences construction of the Parking Deck, Tenant shall proceed to complete construction in accordance with the construction schedule, subject to delays caused by Force Majeure. If Tenant ceases construction or fails to complete

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construction in accordance with the construction schedule (except for delays caused by Force Majeure), Landlord shall have the right, but not the obligation, to have such construction completed at Tenant’s sole cost and expense and Tenant shall reimburse Landlord for all such actual costs of completion within thirty (30) days of billing by Landlord, plus interest at the Default Rate from the date that any such amounts are advanced by Landlord in accordance with such construction.

(b)    Additional Surface Spaces. The “Additional Surface Spaces” shall mean the existing three hundred (300) surface parking spaces located on the adjacent five point two eight (5.28) acre parcel immediately north of the Building and Real Property, as depicted on Exhibit A-2 (the “Parking Parcel”) to be provided on an “as-is” basis, including lighting, curb and gutter and landscaping improvements, in accordance with the following provisions:
(i)    If Landlord elects to provide the Additional Surface Spaces in lieu of the Garage Expansion Spaces, Landlord will acquire fee simple title to the Parking Parcel prior to the Delayed Premises Lease Commencement Date and Landlord will fund and finance the entirety of the Acquisition Costs (as defined below). In such event, effective on the later of the Delayed Premises Rent Commencement Date or the date that the entirety of such spaces are made available for Tenant’s exclusive use, Tenant will pay to Landlord additional Rent on a monthly basis (without any form of rental escalation of such portion of the Rent) an amount equal to the Acquisition Costs, multiplied times an interest rate of seven percent (7.0%) per annum divided by twelve (12) to account for twelve (12) months in each calendar year, in equal monthly installments (during the period that the Additional Surface Spaces are made available by Landlord as the Parking Facility, such amounts shall be deemed the “Parking Facility Net Rent”).
In addition, during the period that Tenant is leasing the entirety of the rentable square feet of the Building, Operating Expenses under Exhibit C shall include all Taxes and Operating Expenses attributable to the Additional Surface Spaces. During any period after the Delayed Premises Rent Commencement Date that Tenant is leasing less than the entirety of the rentable square feet of the Building (for example, if Tenant exercises an Option for an Option Term or as the Term may otherwise be extended), Tenant shall pay the Parking Facility Net Rent calculated on a per rentable square foot basis based on the square feet of the Premises and Tenant will have the right to use that percentage of the Additional Surface Spaces that the Premises represents of the Rentable Area but all Taxes and Operating Expenses attributable to the Parking Parcel shall be included in Operating Expenses.
(ii)    If Landlord elects to provide the Additional Surface Spaces as the Parking Facility as of the Delayed Premises Lease Commencement Date, then at any time thereafter with not less than one hundred twenty (120) days’ prior written notice by Landlord to Tenant, Landlord shall have a right to elect to construct the Parking Deck to replace the Additional Surface Spaces. Upon the substantial completion of the Parking Deck and the delivery of the Parking Deck to Tenant for its exclusive use under all the stipulations and conditions set forth in the entirety of Section 4.4.2(a), then Landlord and Tenant shall enter into a lease amendment to cause the Parking Facility Net Rent to be deleted as to Section 4.4.2(b)(i) and replaced with the resultant costs as to Section 4.4.2(a)(i), subject, however, to the limitation that such Parking Facility Net Rent associated with any such Parking Deck shall be limited to a total period of twenty (20) years and Tenant shall have no obligation with respect to the same following the date that is twenty (20) years after delivery of such Parking Deck. Additionally, Tenant shall commence paying the Taxes and Operating expenses attributable to the Parking Deck, in lieu of the Taxes and Operating Expenses attributable to the Additional Surface Spaces, as provided in Section 4.4.2(b). In such event, Landlord shall use its best commercially reasonable efforts to minimize interference with Tenant’s use of the Building

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CONFIDENTIAL TREATMENT REQUESTED BY TW TELECOM

Complex arising from such construction activities, but Tenant agrees that Landlord shall have a right to use the Building Complex as reasonably required for such construction and such use and noise and other construction activity during such period shall not be deemed a breach of Tenant’s quiet enjoyment or constructive eviction of Tenant. Alternatively, if Landlord intends to provide the Additional Surface Spaces as the Parking Facility as of the Delayed Premises Lease Commencement Date (if elected by Tenant hereunder) but thereafter Landlord intends (meaning, at a minimum, Landlord has commenced submittals with the applicable governmental authorities for such subdivision, including, without limitation, preliminary site plans and/or preliminary plats) to develop the Parking Parcel and/or transfer the excess portions of the Parking Parcel not needed to supply the two hundred (200) surface spaces, then at any time thereafter (with not less than one hundred eighty (180) days’ prior written notice by Landlord to Tenant, if such subdividing will occur following Tenant’s election hereunder), Landlord shall have a right to subdivide the Parking Parcel and relocate to the Additional Surface Spaces by designating a minimum of 200 surface spaces in an area of the Parking Parcel mutually acceptable to Landlord and Tenant, as determined in the commercially reasonable judgment of both parties. In such event, the Parking Facility Net Rent associated with the Additional Surface Spaces shall be reduced on a prorata basis, based upon a formula, the numerator of which shall be the total land area utilized for the newly designated 200 surface spaces and the denominator shall be the total land size of the Parking Parcel (5.28 acres).
(iii)    “Acquisition Costs” means the net costs of acquisition incurred by Landlord in acquiring the Parking Parcel, including the purchase price up to and not exceeding $#### as relates to the determination of Parking Facility Net Rent, and all commercially reasonable and arms length third party costs comprising only (1) closing costs, (2) title insurance, (3) survey costs, (4) costs of environmental inspections, and (5) legal fees.
Notwithstanding anything contained herein to the contrary, in the event Tenant elects the Additional Spaces and Tenant thereafter determines that Tenant no longer needs all or any of the Additional Spaces, Tenant shall have the right to sublease all or any of the Additional Spaces to any user in accordance with the terms and provisions of Section 14 of the Lease, in which event Tenant shall be entitled to retain any and all sublease proceeds from the Additional Spaces. In addition and notwithstanding anything contained herein to the contrary, at the time Tenant elects to extend the Initial Term per the terms of Section 1 of this Addendum, Tenant shall have the right, in Tenant’s sole and absolute discretion, to elect to cease leasing the Additional Surface Spaces, in which event Tenant shall have no obligation for the Parking Facility Net Rent associated with the Additional Surface Spaces during the Option Term.
Notwithstanding anything contained herein to the contrary, in the event Tenant elects the Additional Spaces (and Landlord supplies the Additional Spaces with the Additional Surface Spaces) and Tenant thereafter determines that Tenant no longer needs the Additional Surface Spaces, Tenant shall have the right at any time during the Term to request in writing (“Tenant’s Marketing Notice”) that Landlord market the Parking Parcel for sale or lease within thirty (30) days after Tenant’s Marketing Notice (the “Marketing Event”). In such event, Landlord may either (a) provide Tenant with written notice that Tenant’s use of the Additional Surface Spaces and Tenant’s obligation to pay the Parking Facility Net Rent for the Additional Surface Spaces will cease as of the date that is one hundred eighty (180) days after the date of Tenant’s Marketing Notice, or (b) offer, within one hundred fifty (150) days after the date of Tenant’s Marketing Notice, the Parking Parcel (or the portion thereof utilized for the 200 surface spaces if relocated as provided above) to Tenant for purchase with a purchase price equal to the original Acquisition Costs (or a prorata portion thereof if the Parking Parcel was reduced by the relocation) and a closing date of forty five (45) days after Landlord’s offer to Tenant. Tenant shall have the right, in Tenant’s sole and absolute discretion, to either accept or reject Landlord’s offer with respect to the Parking Parcel. If Landlord elects the option set

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forth in subsection (b) above and Tenant thereafter rejects Landlord’s offer, Tenant’s use of the Additional Surface Spaces and Tenant’s obligation to pay the Parking Facility Net Rent for the Additional Surface Spaces shall continue as herein provided.
5.    Building Generator. Commencing on the Delayed Premises Lease Commencement Date, Tenant shall have the exclusive right, during the Term, to access and use the existing two (2) 1,250 kva back-up generators located in the Building Complex (collectively, the “Building Generator”), which shall be conveyed to Landlord as part of the Landlord Equipment in accordance with Section 9 of the Addendum at no additional cost or fee. The cost of all utilities consumed in the operation of the Generator and any costs and expenses associated with the use, operation, maintenance and repair of the Building Generator shall be Operating Expenses. At any time that Tenant is not leasing all rentable square footage in the Building, Landlord shall have the right to allocate capacity among all tenants and control the Building Generator and include such costs in Operating Expenses shared by tenants in the Building. Upon the expiration or earlier termination of the Lease, the Generator shall be surrendered by Tenant and become the property of Landlord, unless Landlord gives notice in according with Section 9 of the Addendum. As of the Initial Premises Lease Commencement Date, Tenant shall have the right to use the Building Generator on a non-exclusive basis with all tenants of the Building and Landlord shall have an obligation to maintain (or have Nationstar maintain) the same pursuant to the Minimum Standard at no cost to Tenant. Tenant shall have no obligation to remove the Building Generator following the termination or expiration of this Lease.
6.    Tenant Installed Supplemental Generator. Tenant shall have the right to install a supplemental generator or generators and related equipment (collectively, the “Generator”) to provide emergency additional electrical capacity to the Premises on or after the Delayed Premises Lease Commencement Date, without the requirement to Pay any additional Rent or other fees of any kind or nature and charges under the Lease, in accordance with the following provisions:
6.1    The Generator shall be a diesel-powered generator with an above ground fuel tank integrated into the generator equipment, a connection to the existing in-ground fuel tank, or a new in-ground tank to be installed by Tenant (not a free-standing tank) to provide fuel to such Generator. The Generator is anticipated to be placed at a location at the Property in the parking garage or at an alternate exterior location as mutually agreeable by Tenant and Landlord. Notwithstanding the foregoing, Tenant’s right to install the Generator shall be subject to Landlord’s good faith, commercially reasonable approval of the manner in which the Generator is installed, the manner in which any cables are run to and from the Generator to the Premises, and the measures that will be taken to eliminate any vibrations or sound disturbances from the operation of the Generator. Landlord shall have the right to require good faith, commercially reasonable acceptable enclosure to hide or disguise the existence of the Generator and to minimize any adverse effect that the installation of the Generator may have on the appearance of the Building and Property and Landlord shall have a right to reasonably approve the location of any fuel storage and fuel lines. Tenant shall be solely responsible for obtaining all necessary governmental and other approvals as required under Applicable Laws and the Declarations and for the cost of installing, operating, maintaining and removing the Generator. Tenant shall also be responsible for the cost of all utilities consumed in the operation of the Generator.
6.2    Tenant shall be responsible for assuring that the installation, maintenance, operation and removal of the Generator will in no way damage the Building or Property. Tenant agrees to be responsible for any damage caused to the Building or Building Complex in connection with the installation, maintenance, operation or removal of the Generator and, in accordance with the terms of Section 16 of the Lease, which may be imposed upon, incurred by, or asserted against Landlord, the Building Manager, or Mortgagee in connection with the installation, maintenance, operation or removal of the Generator, including any environmental and hazardous materials claims.

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6.3    Tenant shall be responsible for the installation, operation, cleanliness, maintenance and removal of the Generator and appurtenances, all of which shall remain the personal property of Tenant, and shall be removed by Tenant at its own expense at the termination of the Lease. Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the Generator and appurtenance were attached. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with Landlord. Tenant agrees to maintain the Generator, including without limitation, any enclosure installed around the Generator in good condition and repair. Tenant shall be responsible for performing any maintenance and improvements to any enclosure surrounding the Generator so as to keep such enclosure in good condition.
6.4    Tenant shall have access to the Generator and its surrounding area for the purpose of installing, repairing, maintaining and removing said Generator.
7.    Signage. Subject to the following terms and conditions, Tenant shall have the following signage rights at the Building Complex without the requirement to pay any additional Rent or other fees of any kind or nature except as expressly set forth below:
7.1    Throughout the Term of the Lease, Tenant shall have the right, at Tenant’s cost and expense (subject to reimbursement from the Tenant Allowance defined in the Work Letter) to one (1) line of Building standard signage on Building lobby directory and one (1) Building standard suite entry sign at the entrance to the Initial Premises.
7.2    Throughout the Term of the Lease, Tenant shall have the following rights to place one (1) sign on the existing monument sign at the Building which, as of the date of the Lease, faces Park Meadows Drive (the “Building Monument”):
(a)    So long as Tenant leases at least thirty percent (30%) of the total Rentable Area of the Building, Tenant shall have a right to place one (1) back-lit monument signage strip on the Building Monument on a non-exclusive basis (Landlord shall have the right to have signage for other tenants on the Building Monument). However, so long as Tenant leases at least 99,975 rentable square feet of the Rentable Area of the Building, Tenant shall have the exclusive right to signage on the Building Monument and the right to add additional back-lit signage strips to the Building Monument in Tenant’s sole discretion subject to conformity with all Applicable Laws and the Declarations. Collectively such signage is referred to as “Tenant’s Monument Signage”.
(b)    Tenant’s Monument Signage including, but not limited to, the size and method of attachment to the Building Monument, shall conform to the specifications set forth on Exhibit L attached hereto (which is hereby approved by Landlord) and is subject to approval under Applicable Laws and the Declarations; provided, however, the prior approval of Landlord, not to be unreasonably withheld or delayed, shall be required for the final installation of the Tenant’s Monument Signage or any subsequent changes after installation. Tenant’s Monument Signage shall include Tenant’s name and corporate logo. To the extent that Tenant has the non-exclusive right to place Tenant’s Monument Signage on the Building Monument, Landlord and Tenant shall mutually agree upon the location of Tenant’s Monument Signage on the Building Monument. Tenant shall have no right to change Tenant’s Monument Signage on the Building Monument after installation without the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall pay for the fabrication and installation of Tenant’s Monument Signage on the Building Monument (subject to reimbursement from the Tenant Allowance defined in the Work Letter, as well as the removal of Tenant’s Monument Signage (including restoring or repairing damages to the Building Monument caused by such removal to the condition at the time of installation).

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(c)    Once installed, Tenant shall remove Tenant’s Monument Signage from the Building Monument in the following events: (1) Tenant shall remove one (1) back-lit signage strip if Tenant at any time fails to lease at least 99,975 rentable square feet and both back-lit signage strips if Tenant at any time fails to lease at least thirty percent (30%) of the total Rentable Area of the Building; (2) if Tenant’s Monument Signage is required at any time to be removed due to any Applicable Law; or (3) upon expiration or earlier termination of the Lease. Landlord shall, as an Operating Expense, keep the Building Monument in good order, condition and repair, and in accordance with the Minimum Standards set forth in the Lease.
7.3    Throughout the Term of the Lease, and so long as Tenant leases at least 99,975 rentable square feet of the Rentable Area of the Building, Tenant shall have the exclusive right to two (2) back lighted parapet signs on the Building containing Tenant’s name and corporate logo displayed on the top floor of the Building façade with one (1) such sign facing north towards Park Meadows Drive and the other such sign facing south towards Park Meadows Drive (the “Building Signage”), each in the area as depicted on Exhibit M attached hereto. The Building Signage, including, but not limited to, the size and the location shall conform to Exhibit M attached hereto (all of which are hereby approved by Landlord) and are subject to the approval under Applicable Laws and the Declarations (including the OmniPark Planned Development, Third Amendment) and obtain any required approvals, including approvals by the Douglas County Planning and Zoning Commission, Douglas County Building Department and the ParkRidge Corporate Center Owner’s Association); provided, however, the prior approval of Landlord, not to be unreasonably withheld or delayed, shall be required for the final installation details and method of attachment of the Building Signage to the Building or any subsequent changes after installation and further provided that Tenant shall be permitted to use its corporate logo (subject to change from time to time) for such signs and such signs may be as large and as prominent as may be permitted by all Applicable Laws and the Declarations. Tenant shall pay the costs of fabricating and installing the Building Signage (subject to reimbursement from the Tenant Allowance defined in the Work Letter and shall be responsible for the costs of maintaining its signage in a condition reasonably required by Landlord, and the costs of removal of the Building Signage at the termination or expiration of the Lease, including the costs of restoring or repairing damages to the Building caused by such removal to the condition at the time of installation. In addition, if Landlord is required at any time to remove the Building Signage, including any approved signage, due to a change in any Applicable Law or if Tenant elects to remove or change its Building Signage at any time, Tenant shall bear the costs of such change or removal. Tenant shall not otherwise affix signage to the outside of the Building. The rights to Building Signage shall apply to Tenant (together with a transferee under an assignment), subtenant, and any assignee. Once installed, Tenant shall remove the Building Signage from the Building in the following events: (1) Tenant at any time fails to lease at least 99,975 rentable square feet of the Rentable Area of the Building; (2) if the Building Signage is required at any time to be removed due to any Applicable Law; or (3) upon expiration or earlier termination of the Lease.
8.    Rooftop Rights. Subject to the conditions set forth below, Landlord grants to Tenant an exclusive license for the Term, as it may be extended, without the payment of any additional Rent or fees of any kind or nature, for the purpose of installing, maintaining and operating on the roof of the Building (“Roof”) equipment servicing the Premises, Tenant, the Building Complex and other areas in the vicinity, which may include cell towers, microwave/satellite dishes or antennae (the “Apparatus”), and equipment, conduits, cables and materials serving the Apparatus to be located on the Roof or in other parts of the Building (such equipment, conduits, cables, and materials collectively referred to herein as the “Related Equipment”) (such Related Equipment and Apparatus collectively referred to herein as the “Communications Equipment”) in accordance with the terms of this Section. All costs and expenses related to installation (including costs of acquiring any required permits therefor), maintenance, operation and removal of the entirety of the Communications Equipment shall be borne by Tenant. The plans and specifications for Communications Equipment shall be subject to approval by Landlord (which approval shall not be unreasonably withheld,

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conditioned or delayed) and that of any required third parties and consistent with Applicable Laws. The Communications Equipment to the extent visible shall be located within an appropriately screened area.
8.1    Tenant will not use the Roof for any purpose other than operation of the Communications Equipment or any other commercial activity of Tenant. Tenant shall install access pavers on the Roof (to the extent required) at Tenant’s sole cost and expense (if required beyond the access pavers installed by Landlord as shown on Landlord’s drawings), and Tenant and Tenant’s agents, contractors, employees, successors and assigns shall have reasonable access to Communications Equipment and agree to be accompanied at all times by Landlord’s designated representative when access to the Roof or Communications Equipment areas as is necessary for installation, repair and maintenance; Landlord will make such representative available upon reasonable prior notice, and will provide Tenant with the name and phone number of the Landlord’s representative that is available during other than Ordinary Business Hours. Tenant will make every commercially reasonable effort to minimize the number of service calls made to the Roof or Communications Equipment areas and will enter such only for required maintenance or in case of an emergency. Tenant must secure and maintain at all times all required approvals and permits of the Federal Communications Commission and all other governmental bodies having jurisdiction over its business, including its communications, operations and facilities (but only to the extent required and applicable), provided that Landlord and Tenant agree to cooperate reasonably, at Tenant’s cost, to seek to obtain such approvals and permits from the applicable governmental bodies.
Until the Delayed Premises Lease Commencement Date, at which time the following provisions of this Section shall be of no further force or effect, upon at least twenty-four (24) hours’ prior notice from Landlord (or in the event of an emergency, such reasonable prior notice as necessary to give Tenant notice and safeguard the Building and tenants therein), Tenant shall cease using the Communications Equipment if Landlord has reason to believe that: (a) such installation or use materially and adversely interferes with the operation of machinery and apparatus of the Building, such as the elevators, (b) the installation and use constitute a nuisance or hazard to the public or to the occupants of the Building, or (c) to the extent there are other tenants in the Building, the use of such Communications Equipment adversely interferes with the use of any tenant’s equipment or data processing machines in the Building Complex. Tenant shall have a right to resume using the Communications Equipment (as applicable) if an independent engineer selected by Tenant confirms in writing to Landlord that such equipment is not creating the alleged problems and provided that Tenant indemnifies Landlord against claims arising from resumed operation. Landlord may terminate the license under this Section upon thirty (30) days’ prior notice to Tenant, if: (a) it is determined that such installation or use materially and adversely interferes with the operation of machinery and apparatus of the Building, such as the elevators, and such interference is reasonably confirmed in writing in good faith by an independent engineer selected by Landlord and Tenant, and, based on the determination of such engineer, there is no other location in the Building Complex where the Communications Equipment (as applicable) can be relocated to where interference will no longer occur; (b) it is found by public authority having jurisdiction over the Building that the installation and use constitute a nuisance or hazard to the public or to the occupants of the Building and Tenant is unable to make modifications to the applicable equipment that satisfy the public authority’s findings; (c) the use of such Communications Equipment interferes with the use of any tenant’s equipment or data processing machines in the Building Complex or surrounding areas that was installed prior to the installation of the Communications Equipment, and such interference is reasonably confirmed in writing in good faith by an independent engineer selected by Landlord and Tenant, and there is no other location in the Building Complex where Tenant’s Communications Equipment can be relocated to where this interference will no longer occur; or (d) this Lease expires or is terminated.
8.2    Upon expiration or earlier termination of the Lease, Tenant will, at its sole cost and expense, remove the Communications Equipment and return the Roof (other than access pavers and screening) and

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housing for the Related Equipment to the condition existing prior to such installation, ordinary wear and tear, damage by casualty, condemnation and Landlord excepted. Tenant will keep and maintain the Communications Equipment in good condition and repair, at its sole expense, in a manner that does not conflict or interfere with other tenants leasing office space in the Building, if any, and with their use of other facilities installed in the Building or on the Roof. Further, Tenant will not damage or permit damage to the Roof or the Building in conjunction with the Communications Equipment. Until the Delayed Premises Lease Commencement Date, at which time the following shall be of no further force or effect, the Communications Equipment will be of types and frequencies that do not cause interference with other equipment or operations in the Building, the Building Complex, or surrounding areas that was installed prior to the installation of the Communications Equipment.
8.3    Until the Delayed Premises Lease Commencement Date, at which time the following in this Section 8.3 shall be of no further force or effect, Landlord and its agents, employees, contractors or anyone else permitted by Landlord to be on the Roof Space may from time to time repair, replace, maintain, or install additional improvements or fixtures on the Roof Space.
8.4    Tenant will, at Tenant’s sole cost and expense, comply with all Applicable Laws and the Declarations relating to the installation, maintenance, height, location, use, operation, and removal of the Communications Equipment and indemnify Landlord against any loss, cost, or expense incurred resulting from the installation, maintenance, operation, or removal of the Communications Equipment pursuant to Section 16.1 of the Lease. Landlord makes no representation that Applicable Laws permit the installation or operation of the Communications Equipment or that the design limitations of the site or Building will permit installation and proper operation of the Communications Equipment.
8.5    The insurance required to be carried by Tenant under Section 18.2 of the Lease shall provide coverage with respect to the ownership, operation and use of the Communications Equipment. Except as set forth and subject to the terms and provisions of the Lease, Landlord has no responsibility or liability for damage to the Communications Equipment. Tenant’s indemnities of Landlord under Section 16 of the Lease shall apply to Tenant’s use of the Roof and as to the installation, operation, maintenance, repair, replacement or removal of the Communications Equipment.
8.6    During the period prior to the Delayed Premises Lease Commencement Date and afterwards during any period that other tenants are leasing space in the Building, Tenant’s rights under this provision shall be non-exclusive and Tenant shall only have the right to use its Pro Rata Share of the portion of the Roof that is capable of being used for Communication Equipment and Landlord shall have the right to require Tenant to remove such portion of the Communications Equipment as is necessary to permit other tenants their respective use taking into consideration Tenant’s Pro Rata Share.
9.    Furniture. Certain furniture, fixtures and equipment currently located in the Building Complex will be conveyed to Tenant (“Conveyed FF&E”) or acquired by Landlord and made available for Tenant’s use in accordance with this provision (the “Landlord Equipment”). Title and possession of the Conveyed FF&E and the right to use Landlord Equipment shall occur at the time the respective portions of the Premises are delivered to Tenant in accordance with the Work Letter, based on the location of the Conveyed FF&E and Landlord Equipment as designated on the attached Exhibit N-1 and Exhibit N-2, as further referred to below. The Conveyed FF&E shall be deemed property of Tenant and the keeping or storing of the Conveyed FF&E shall be at Tenant’s sole risk, in accordance with Section 15 of the Lease. Landlord’s Equipment shall be considered the property of Landlord to be used for operation of the Building Complex or for Tenant’s sole use, as appropriate. Such Conveyed FF&E and Landlord’s Equipment shall be subject to the following terms and conditions:

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9.1    Nationstar Mortgage (“Nationstar”), an existing tenant in the Building under a lease dated July 15, 1999 (as amended and assigned) (the “Nationstar Lease”), is the legal and rightful owner of a the Conveyed FF&E situated in the Building which is more particularly set forth on Exhibit N-1 attached hereto and made a part hereof (the “Nationstar FF&E”). Landlord has entered into an agreement with Nationstar under which Nationstar has agreed to convey title to the Nationstar FF&E to Landlord by bill of sale and surrender possession of the Nationstar FF&E at the time Nationstar surrenders possession of the respective portion of the Premises containing the Nationstar FF&E, in consideration for the broader termination provisions of a separate agreement but at no cost or fee of any kind of nature being payable by either Landlord or Tenant. Tenant shall have no obligation to pay Landlord consideration for the Nationstar FF&E and, except as provided herein, Landlord shall have no responsibility for the condition of the Nationstar FF&E at the time of delivery. To the extent permitted under the agreement with Nationstar, provided that Tenant gives notice not later than thirty (30) days after the Initial Premises Lease Commencement Date and not later than forty-five (45) days prior to the Delayed Premises Lease Commencement Date, Tenant may elect not to acquire any portion of the Nationstar FF&E, in which event Tenant shall not be conveyed the respective portion of the Nationstar FF&E and such portion shall be removed from the respective portion of the Premises within forty-five (45) days after the Initial Premises Lease Commencement Date or thirty (30) days prior to the Delayed Premises Lease Commencement Date, as applicable. To the extent provided in the Nationstar agreement and available to Landlord, at Tenant’s request, Landlord shall provide documentation of ongoing maintenance and repairs performed to the Nationstar FF&E that is still being used by Nationstar or its subtenant prior to the date such property is conveyed to Tenant.
9.2    Under the terms of the Nationstar Lease or by separate agreement with Nationstar the Landlord Equipment as described on the attached Exhibit N-2 is or becomes the property of Landlord upon the expiration or earlier termination of the Nationstar Lease or surrender of portions of the premises leased under the Nationstar Lease. Landlord shall retain title to the Landlord Equipment and make such equipment available to Tenant at the time Landlord delivers the respective portion of the Premises to Tenant at no additional cost or fee to Tenant. Landlord and Tenant acknowledge that no rent or consideration is attributable to such use because such equipment is considered a part of the Building or the costs that would be incurred by Landlord in removal and disposal of the Landlord Equipment, if Tenant did not desire to use the Landlord Equipment, would exceed any amounts that Landlord could otherwise obtain for such property. Provided that Tenant gives notice not later than forty-five (45) days prior to the Delayed Premises Lease Commencement Date, Tenant may elect not to use any portion of the Landlord Equipment, in which event such portion shall be removed from the respective portion of the Premises within thirty (30) days prior to the Delayed Premises Lease Commencement Date. At Tenant’s request, Landlord shall provide documentation of ongoing maintenance and repairs performed to the Landlord Equipment that is still being used by Nationstar or its subtenant prior to the date such property is conveyed to Tenant.
9.3    With respect to any Conveyed FF&E, hereunder, if any federal, state or local tax, fee, surcharge or other tax-like charge (a “Tax”) is required by applicable law to be paid in connection with such conveyance, then (a) the Landlord will properly bill the Tenant for such Tax, (b) the Tenant will timely remit such Tax to the Landlord and (c) the Landlord will timely remit such collected Tax to the applicable taxing authority. Any Taxes will be billed as a separate item on the invoice. The term “Tax” will not include any tax on either party’s corporate existence, status, or income (including gross receipts taxes which are in lieu of an income tax), corporate property taxes or payroll taxes or franchise fees or any other fee for the use of the public rights of way. Tenant shall likewise pay all ad valorem taxes assessed upon the Conveyed FF&E by state or local laws and Tenant shall file all returns required therefor. Notwithstanding the foregoing, Tenant shall have no obligation to pay any such fees, fines penalties, taxes or any other charges to the extent they arose or were assessed prior to the conveyance of the Conveyed FF&E and/or Landlord Equipment.

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9.4    During the Term of the Lease, Tenant shall maintain, service, and keep in good repair each item of Conveyed FF&E at its own expense. Tenant shall comply with all Applicable Laws applicable to said items of Conveyed FF&E. All risks of loss or damage to each item of Conveyed FF&E shall be borne by Tenant. Tenant shall at its own expense keep each item of Conveyed FF&E insured, at the full value thereof, against all risks of loss or damage and shall likewise insure all Conveyed FF&E adequately against property damage and public liability. At any time during the Term as may be extended, Tenant shall have the option of removing from the Premises and disposing of all or any portion of the Conveyed FF&E in any manner it sees fit.
9.5    Landlord, not being the manufacturer of the Conveyed FF&E nor manufacturer’s agent, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO, AMONG OTHER THINGS, FITNESS, QUALITY, DESIGN, CONDITION, CAPACITY, SUITABILITY, MERCHANTABILITY, OR PERFORMANCE OF THE CONVEYED FF&E OR OF THE MATERIAL OR WORKMANSHIP THEREOF, IT BEING AGREED THAT THE CONVEYED FF&E IS LEASED “AS IS” AND THAT ALL SUCH RISKS, AS BETWEEN LANDLORD AND TENANT, ARE TO BE BORNE BY TENANT AT ITS SOLE RISK. Except as set forth in the Lease, Landlord shall not be liable to Tenant for any liability, loss, or damage caused or alleged to be caused directly or indirectly by the Conveyed FF&E, by any inadequacy of, or defect therein, or by any incident in connection therewith.
9.6    Upon expiration or termination of this Lease, the Conveyed FF&E (which term includes all repairs but excludes any portion of the Conveyed FF&E disposed of in accordance with Section 9.4 above) shall become the property of Tenant and Tenant shall remove the Conveyed FF&E per the terms of the Lease. If Tenant elects to exercise an Option for an Option Term for less than all of the Premises in accordance with Section 1 of the Addendum, then the foregoing provisions regarding conveyance and removal of the Conveyed FF&E shall be applicable as of the end of the then-current Term or Option Term with respect to Conveyed FF&E then located in the portion of the Premises to be surrendered.
9.7    The costs of maintaining and repairing Landlord Equipment shall be considered an Operating Expense, provided that if Tenant provides Self-Managed Services such costs shall be borne by Tenant and not included in Operating Expenses billed to Tenant. If Tenant is leasing less than all of the Rentable Area, then costs of maintaining and repairing Landlord Equipment shall be included in Operating Expenses to the extent that such equipment serves the Building generally, otherwise the costs shall be borne by the tenants that have use of such equipment. Notwithstanding anything contained herein to the contrary, prior to delivery to Tenant and/or prior to Tenant’s use thereof, Landlord shall store the Conveyed FF&E and Landlord’s Equipment in good order, condition and repair, ordinary wear and tear excepted, and shall be obligated to deliver the Conveyed FF&E and Landlord Equipment set forth on the Exhibits attached to this Lease.
IN WITNESS WHEREOF, the parties hereto execute this Addendum.

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tw telecom inc., a Delaware corporation		DENVER UNITED LLC, a Colorado limited liability company
By:	/s/ John Blount	By: Denver United Manager, Inc., a Colorado corporation
Print Name: John Blount		Its: Manager
Print Title: Chief Operating Officer
		By:	/s/ Robert Hess
“Tenant”		Print Name:	Robert Hess
		Print Title:	Vice President

“Landlord”

EXHIBIT B TO LEASE
REAL PROPERTY

Lot 7,
OmniPark Filing 1, 3rd Amendment,

County of Douglas,
State of Colorado.

19506884v9	Addendum, Page 20

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT
THIS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT (“Assignment”) is entered into by and between tw telecom inc., a Delaware corporation (“Assignor”) and tw telecom holdings inc., a Delaware corporation (“Assignee”).
RECITALS
A.Assignor and Denver United LLC (“Denver United”) entered into that certain Lease Agreement dated January 8, 2013 (the “Lease”) pursuant to which Denver United agreed to lease approximately 161,218 rentable square feet of a building commonly known as ParkRidge Six located at 10350 Park Meadows Drive, Lone Tree, Colorado, 80214, in the County of Douglas, State of Colorado, which is more particularly described therein.
B.    Assignor desires to assign all of its right, title and interest in, to and under the Lease to Assignee, the entity intended to be the occupant of the leased premises, and Assignee desires to accept such assignment and assume all of Assignor’s obligations under the Lease.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.    Assignment. With full effect as of January 8, 2013, Assignor assigns, transfers and conveys unto Assignee all of Assignor’s right, title and interest in, to and under the Lease.
2.    Assumption. Assignee expressly assumes each and every term, covenant and condition of the Lease and covenants to perform all of the duties and obligations of Assignor under the Lease which arises, or has arisen, from and after January 8, 2013.
3.    Severability. In the event that any one or more of the provisions of this Assignment shall for any reason be held to be invalid or unenforceable, the remaining provisions of this Assignment shall be unimpaired, and shall remain in full force and effect and be binding upon the parties hereto.
4.    Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Colorado.
IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the dates indicated below.

ASSIGNOR:		ASSIGNEE:
tw telecom inc.		tw telecom holdings inc.
By:	/s/ Charles M. Boto	By:	/s/ Charles M. Boto
Name:	Charles M. Boto	Name:	Charles M. Boto
Its:	President, Real Estate	Its:	President, Real Estate
Date:	1/23/2013	Date:	1/23/2013

19506884v9